EXHIBIT 10.18

ORIGINAL
Number   4
of 6 Executed
Counterparts

______________________________________________________________________________

AGREEMENT OF LEASE

between

COOKE PROPERTIES INC., Landlord,

and

MINERALS TECHNOLOGIES INC., Tenant.

PREMISES:

The Chrysler Building
405 Lexington Avenue
New York, New York 10174
The Entire 19th and 20th Floors

TABLE OF CONTENTS

Article	Page

ARTICLE 1
DEMISE, PREMISES, TERM, RENT, LANDLORD'S WORK	1

ARTICLE 2
USE AND OCCUPANCY	3

ARTICLE 3
ALTERATIONS	4

ARTICLE 4
REPAIRS-FLOOR LOAD	9

ARTICLE 5
WINDOW CLEANING	11

ARTICLE 6
REQUIREMENTS OF LAW	11

ARTICLE 7
SUBORDINATION	12

ARTICLE 8
RULES AND REGULATIONS	15

ARTICLE 9
INSURANCE, PROPERTY LOSS OR DAMAGE REIMBURSEMENT	15

ARTICLE 10
DESTRUCTION, FIRE OR OTHER CAUSE	18

ARTICLE 11
EMINENT DOMAIN	22

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Article	Page

ARTICLE 12
ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.	24
Rent Per Square Foot	31
Sublease Profit	31
Sublease Rent	31
Sublease Expenses	31
Sublease Rent Per Square Foot	31

ARTICLE 13
ELECTRICITY	35

ARTICLE 14
ACCESS TO PREMISES	38

ARTICLE 15
CERTIFICATE OF OCCUPANCY	40

ARTICLE 16
DEFAULT	40

ARTICLE 17
REMEDIES AND DAMAGES	44

ARTICLE 18
LANDLORD FEES AND EXPENSES	47

ARTICLE 19
NO REPRESENTATIONS BY LANDLORD	47

ARTICLE 20
END OF TERM	48

ARTICLE 21
QUIET ENJOYMENT	49

ARTICLE 22
FAILURE TO GIVE POSSESSION	49

ARTICLE 23
NO WAIVER	49

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Article	Page

ARTICLE 24
WAIVER OF TRIAL BY JURY	50

ARTICLE 25
INABILITY TO PERFORM	50

ARTICLE 26
BILLS AND NOTICES	51

ARTICLE 27
ESCALATION	52
Assessed Valuation	52
Base Operating Expenses	52
Base Operating Year	52
Base Taxes	52
Building	52
Operating Expenses	52
Operating Statement	57
Operating Year	58
Taxes	58
Tax Statement	58
Tax Year	58

ARTICLE 28
SERVICES	63

ARTICLE 29
[RESERVED]	68

ARTICLE 30
VAULT SPACE	69

ARTICLE 31
SECURITY DEPOSIT	69

ARTICLE 32
CAPTIONS	71

ARTICLE 33
PARTIES BOUND	71

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-iv-

-v-

-vi-

Article	Page

ARTICLE 39
CONSTRUCTION OF TERMS	83
include	83
including	83
such as	83
obligations of this Lease	83
Tenant's obligations hereunder	83
Landlord's obligations hereunder	83
performance	83
no liability to Tenant	83
without liability to Tenant	83
repair	83
termination of this Lease	84
ejusdem generis	84

ARTICLE 40
OPTION TO RENEW	84

ARTICLE 41
ADDITIONAL SPACE OPTION	87

SCHEDULE A
Rules And Regulations	SKD. 1-1

SCHEDULE B
HVAC Specifications	SKD. B-1

SCHEDULE C
Cleaning Specifications	SKD. C-1

EXHIBIT A
Floor Plan	EXH. A-1

EXHIBIT B
Letter Of Credit	EXH. B-1

EXHIBIT C
Landlord's Work	EXH. C-1

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Article	Page

EXHIBIT D
Form of Non-Disturbance,
Attornment and Subordination Agreement	EXH. D-1

EXHIBIT E
Certificate of Occupancy
for The Chrysler Building	EXH. E-l

EXHIBIT F
Overtime Charges	EXH. F-1

EXHIBIT G
Additional Space	EXH. G-1

APPENDIX 1
Communications Equipment License	APP. 1-1

-viii-

AGREEMENT OF LEASE, made as of the 24th day of May, 1993, between Landlord and Tenant.

W I T N E S S E T H :

The parties hereto, for themselves, their legal representatives, successors and assigns, hereby, covenant as follows.

ARTICLE 1

DEMISE. PREMISES. TERM. RENT, LANDLORD'S WORK

            Section 1.1 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Term to commence on the date (the "Commencement Date") that Landlord shall substantially complete Landlord's Preliminary Work (as described in Section 1.2 hereof) and, subject to Section 1.3, to end on February 28, 2010 (the "Fixed Expiration Date"), at an annual rent (the "Fixed Rent") of:

                        (i) One Million Sixty-Six Thousand Dollars ($1,066,000.00) per year, ($88,833.33 per month) for the period commencing on the date which is thirty (30) months after the Commencement Date (the "Rent Commencement Date") and ending on February 28, 2000 (subject to Section 1.3);

                        (ii) One Million One Hundred Eighty-Nine Thousand Dollars ($1,189,000.00) per year, ($99,083.33 per month) for the period commencing March 1, 2000 and ending on February 28, 2005 (subject to Section 1.3);

                        (iii) One Million Three Hundred Twelve Thousand Dollars ($1,312,000.00) per year, ($109,333.33 per month) for the period commencing on March 1, 2005 and ending on the Fixed Expiration Date (subject to Section 1.3);

which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance, on the first (1st) day of each calendar month during the Tern commencing on the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever.

            Section 1.2 Landlord shall exercise all reasonable efforts to complete the work in the Premises which is described on Exhibit C hereto and hereinafter referred to as "Land-lord's Work" by the earliest possible date. Tenant acknowledges that only certain items of Landlord's Work are required to be completed prior to the Commencement Date (such work being herein referred to as "Landlord's Preliminary Work") and that other items of Landlord's Work shall be completed by Landlord during the course of Tenant's Initial Alterations, Landlord and Tenant agreeing to cooperate with each other with respect to the scheduling of their.respective work so that the balance of Landlord's Work other than Landlord's Preliminary Work may be substantially competed without interfering or delaying the Initial Alterations. Landlord shall not be obligated to undertake any other work or to furnish any installations, facilities, material or other items to the Premises (including, without limitation, to the existing restrooms currently located therein), it being understood and agreed that all such other work, installations, facilities and materials necessary or desirable to prepare the Premises for Tenant's occupancy shall be Tenant's sole responsibility and shall be part of Tenant's Initial Alterations.

            Section 1.3 The Premises shall be deemed ready for occupancy by Tenant on the date that Landlord's Preliminary Work in the Premises shall have been substantially completed. Landlord's Work (including Landlord's Preliminary Work) shall be deemed to have been substantially completed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the then uncompleted condition of which and the subsequent work of completion of which do not materially interfere with Tenant's Initial Alterations. Subject to Unavoidable Delays and to the occurrence of a Tenant's Delay (as hereinafter defined), if Landlord's Preliminary Work is not substantially completed by July 1, 1993, then, at any time thereafter, but prior to substantial completion of Landlord's Preliminary work, Tenant shall have the right at its election, to terminate this Lease by giving to Landlord notice of its intention to do so. If Tenant gives to Landlord notice of its intention to terminate this lease as aforesaid, then, unless Landlord shall substantially complete Landlord's Preliminary Work by July 15, 1993, this Lease shall terminate and be of no further force or effect as of July 15, 1993 and neither party shall any claims against the other with respect to the Lease, it being agree that Tenant's right to so terminate this Lease is Tenant's sole and exclusive remedy in the event of Landlord's failure to substantially complete Landlord's Preliminary Work by July 15, 1993. If Landlord actually substantially completes Landlord's Preliminary Work by July 15, 1993, Tenant's notice shall be null, void and of no further force or effect and this Lease shall continue in full force and effect. Without limiting the foregoing, if Tenant does not elct to send to Landlord a notice terminating this Lease as aforesaid, if Landlord fails to substantially complete Landlord's Preliminary Work by July 15, 1993, then the Rent Commencement Date shall be extended two (2) days for each day between July 15, 1993 and the date that Landlord's Preliminary Work shall be substantially completed. If Landlord's Work (excluding Landlord's Preliminary Work) shall be delayed due to any act or omission of Tenant or any of its employees, agents, representatives or contractors (a "Tenant's Delay"), then Landlord's Work shall be deemed to have been substantially completed on the date when same would have been substantially completed but for such Tenant's Delay. Landlord shall notify Tenant within five (5) Business Days of the occurrence of any act or omission of Tenant or any of its employees, agents, representatives or contractors which, in Landlord's opinion, constitutes a Tenant's Delay. When Tenant shall take actual possession of the Premises, it shall be conclusively presumed that the same were in satisfactory condition and that Landlord's Preliminary Work was satisfactorily completed as of the date of such taking of possession, unless within seven (7) days after such date of actual possession, Tenant shall give Landlord a written certification by Tenant's architect (who shall have been approved by Landlord as set forth in Section 3.1) specifying in detail all respects in which Landlord's Preliminary Work was not substantially completed. Without limiting the foregoing, the balance of Landlord's Work shall be conclusively presumed to have been satisfactorily completed unless within seven (7) days after the completion of the balance of Landlord's Work and Landlord's notice to Tenant thereof, Tenant's architect, as aforesaid, shall give to Landlord a written certification specifying, in reasonable detail, all respects in which the balance of Landlord's Work was not satisfactorily completed.

            Section 1.4 When the Commencement Date shall be determined, Landlord and Tenant shall both execute and exchange a written instrument to confirm the Commencement Date and the Rent Commencement Date.

ARTICLE 2

USE AND OCCUPANCY

            Section 2.1 Tenant shall use and occupy the Premises as general and executive offices, uses incidental thereto and for no other purpose.

            Section 2.2

                        (a) Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used by the United States Government, the City or the State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing or any other Person having sovereign or diplomatic immunity.

                        (b) Tenant shall not use or permit the use of the Premises or any part thereof in any way which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or any Requirements or for any unlawful purposes or in any unlawful manner or in violation of the certificate of occupancy for the Premises or the Building (Landlord being obligated to maintain the certificate of occupancy so as to permit the use of the Premises by Tenant in accordance with the provisions hereof). Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner or anything to be done therein or anything to be brought into or kept therein which, in the reasonable judgment of the Landlord, shall in any way impair or interfere with any of the Building services or with the use of any of the other areas of the Building by Landlord or any of the other tenants or occupants of the Building.

                        (c) In connection with, and incidental to, Tenant's use of the Premises for general and executive offices as provided in this Article 2, Tenant, at its sole cost and expense and upon compliance with all applicable Requirements, may install in the Premises up to four (4) "dwyer" or similar units per each full floor of the Premises for the purpose of warming food for the employees and guests of Tenant (but not for use as a public restaurant), provided that Tenant shall obtain all permits required by any Governmental Authorities for the operation thereof and such installation shall comply with the provisions of this Lease, including, without limitation, Article 3 hereof. Tenant may also install, at its sole cost and expense and subject to and in compliance with the provisions of Articles 3 and 4 hereof, vending machines for the exclusive use of the officers, employees and guests of Tenant. Each vending machine which dispenses any beverages or other liquids or refrigerates shall have a waterproof pan located thereunder, connected to a drain.

                        (d) Simultaneously herewith, Landlord and Tenant have entered into a "Communications Equipment License Agreement" dated as of even date herewith, a copy of which is annexed hereto as Appendix 1.

            Section 2.3 If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business or other activity carried on in the Premises (as distinct from the certificate of occupancy permitting the use of the Premises for the purpose set forth in Section 2.1, which shall be the responsibility of Landlord), and if the failure to secure such license or permit, might or would, in any way, affect Landlord, then Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant, at Tenant's expense, shall, at all times, comply with the requirements of each such license or permit.

ARTICLE 3

ALTERATIONS

            Section 3.1

                        (a) Tenant shall not make any Alterations without Landlord's prior consent. Landlord shall not unreasonably withhold or delay its consent to any proposed interior, nonstructural Alterations, provided that such Alterations (i) are not visible from the outside of the Premises or the streets outside of the Building, (ii) do not adversely affect any part of the Building other than the Premises, (iii) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, and (iv) do not affect the proper functioning of any Building System other than to a de minimis extent. Tenant may not make any structural Alteration of any nature. The restrictions against Tenant making any structural alterations shall not apply to the installation by Tenant as part of Tenant's Initial Alterations, of an interior staircase between the 19th and 20th floors. If Tenant elects to install such interior staircase, the provisions of Section 3.01(b)(i) shall be applicable as if such Alteration was a non-structural Alteration.

                        (b)     (i) Prior to making any Alterations, including, without limitation, the Initial Alterations, Tenant shall (A) submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord's approval of such plans and specifications [Landlord agreeing to respond within the time periods set forth in clause (ii) of this Section 3. 1(b)], which, in the case of nonstructural Alterations which meet the criteria set forth in Section 3. 1(a) above, shall not be unreasonably withheld or delayed, (B) at Tenant's expense, obtain all permits, approvals and certificates required by any Governmental Authorities, it being agreed that all filings with Governmental Authorities to obtain such permits, approvals and certificates shall be made, at Tenant's expense, by a Person designated by Tenant and reasonably acceptable to Landlord and (C) furnish to Landlord duplicate original policies or certificates thereof of worker's compensation (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, any Lessor and any Mortgagee, as additional insureds. Upon completion of such Alteration, Tenant, at Tenant's expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the plans and specifications as filed with New York City and "as-built" plans and specifications for such Alterations (Landlord agreeing to accept "shop drawings" in lieu of the "as-built" plans with respect to minor deviations from the plans as filed with New York City). All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, all Requirements, the Rules and Regulations, and all rules and regulations relating to Alterations promulgated by Landlord in its reasonable judgment. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment (other than Tenant's Property) shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. All Alteration(s) requiring the consent of Landlord shall be performed only under the supervision of an independent licensed architect approved by Landlord, which approval shall not be unreasonably withheld.

                            (ii) Landlord agrees to use all reasonable efforts to respond to Tenant's  request for approval of the detailed plans and specifications with respect to Tenant's Initial Alterations within seven (7) Business Days following Landlord's receipt of such detailed plans and specifications. If Landlord fails to respond within said seven (7) Business Day period, unless Landlord shall respond within an additional five (5) Business Days, Landlord shall be deemed to have approved said detailed plans and specifications for Tenant's Initial Alterations. As to Alterations subsequent to Tenant's Initial Alterations, Landlord agrees to use all reasonable efforts to respond to Tenant's request for approval of the detailed plans and specifications therefor within fifteen (15) Business Days following Landlord's receipt of such detailed plans and specifications. If Landlord fails to respond within said fifteen (15) Business Day period, unless Landlord shall respond within an additional five (5) Business Days, Landlord shall be deemed to have approved the detailed plans and specifications for such Alteration. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. If Landlord shall disapprove, in whole or in part, any plans or specifications, Landlord shall specify, in reasonable detail, the minimum respects in which said plans and specifications must be revised in order to be approved. Any review or approval by Landlord of any plans and specifications with respect to any Alteration is without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness or efficiency thereof or otherwise.

                            (c) Tenant shall be permitted to perform Alterations at any time, including without limitation, during the hours of 8:00 A.M. to 5:00 P.M. on Business Days, provided that such work shall not interfere with or interrupt the operation and maintenance of the Building, other than to a de minimis extent, or unreasonably interfere with or interrupt the use and occupancy of the Building by other tenants in the Building. If such interruption or interference occurs, Alterations shall be performed at such times and in such manner as Landlord may from time-to-time reasonably designate. AU Tenant's Property installed by Tenant and all Alterations in and to the Premises (except for that portion of Tenant's Initial Alterations for which Landlord has supplied payment in the form of the Tenant Fund) which may be made by Tenant at its own cost and expense prior to and during the Term, shall remain the property of Tenant. Upon the Expiration Date, Tenant shall remove from the Premises Tenant's Property and Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal.

                            (d)     (i) All Alterations (other than Landlord's Work) shall be performed, at Tenant's sole cost and expense, by Landlord's contractor(s) or by contractors, subcontractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld or delayed). Prior to making an Alteration subsequent to Tenant's Initial Alterations, at Tenant's request, Landlord shall furnish Tenant with a list of contractors, subcontractors or mechanics who may perform Alterations to the Premises on behalf of Tenant. Landlord has provided Tenant with a list of such approved parties with respect to Tenant's Initial Alterations. If Tenant engages any contractors, subcontractors or mechanics set forth on such list, Tenant shall not be required to obtain Landlord's consent for such party unless, prior to the date that Tenant shall enter into a contract with such party, Landlord shall notify Tenant that such contractor, subcontractor or mechanic has been removed from the list. If Tenant shall enter into a contract with any contractor, subcontractor or mechanic set forth on the list, Landlord's consent to such party shall be deemed to have been granted. Landlord reserves the right to change the list of approved contractors, subcontractors or mechanics, from time-to-time provided, however, that if Landlord changes the list after the date that Tenant shall have entered into a contract with any party theretofore on the list, Landlord's consent to such party shall be deemed granted notwithstanding removal of such party from the approved contractor list. At Tenant's request,

Landlord shall advise Tenant of any changes to the approved contractor list. In addition to the foregoing, Tenant shall have the right to submit to Landlord for Landlord's approval, the names of contractors, subcontractors or mechanics which Tenant desires to use in connection with an Alteration and, in such event, Landlord shall not unreasonably withhold or delay its consent to Tenant's use of such contractors, subcontractors or mechanics.

                                    (ii) Notwithstanding the foregoing, with respect to any Alteration affecting any Building System (merely tying into a Building System shall not be deemed to "affect" it for such purposes), (A) Tenant shall select a contractor from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors), and (B) the Alteration shall be designed by Landlord's engineer for the relevant Building System, at Tenant's reasonable cost and expense (which shall not be greater than the cost if Tenant were not required to use Landlord's engineer).

                            (e) Any mechanic's lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant shall have received notice thereof (or such shorter period as Landlord may advise Tenant is required by the terms of any Superior Lease or Mortgage), at Tenant's expense, by payment or filing the bond required by law. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or of any adjacent property owned by Landlord. In the event of any such interference or conflict, Tenant upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

            Section 3.2 Tenant shall reimburse Landlord on demand as additional rent, Land-lord's reasonable out-of-pocket expenses for professional fees of its architects and/or engineers for reviewing any plans and specifications of Tenant for Alterations, including those relating to Tenant's Initial Alterations provided, however, that Tenant's reimbursement to Landlord with respect to Tenant's Initial Alterations shall not exceed Five Thousand Dollars ($5,000.00). In addition, Tenant shall pay any reasonable out-of-pocket expenses incurred by the Lessor under the presently existing Superior Lease or by any Mortgagee in connection with their respective outside professional engineers or architects reviewing the plans and specifications of such Alterations (including the Initial Alterations) or inspecting the progress of completion of the same.

            Section 3.3 Upon the request of Tenant, Landlord, at Tenant's cost and expense, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including, without limitation, attorneys' fees and disbursements, or suffer any liability in connection therewith.

            Section 3.4

                (a) Subject to the provisions of this Section 3.4, Landlord shall contribute an amount not to exceed Eight Hundred Ninety Five Thousand Dollars ($895,000.00) (the "Tenant Fund") toward the so-called "hard" costs for labor and materials for the performance of Tenant's Initial Alterations. Property paid for from the Tenant Fund shall be deemed Landlord's property. Promptly following the approval by Landlord of the plans and specifications for Tenant's Initial Work, Landlord and Tenant shall confirm in writing those items in connection with the performance of Tenant's Initial Alterations which shall be deemed Landlord's property. Provided, however, that the ownership of such property by Landlord shall not, in any way, affect the respective repair obligations of either Landlord or Tenant as set forth in Article 4.

                (b) Landlord shall disburse successive portions of the Tenant Fund to Tenant from time-to-time, within thirty (30) days after receipt of the items set forth in Section 3.4(c) hereof, provided that on the date of disbursement from the Tenant Fund, no Event of Default shall have occurred and be continuing. Disbursements from the Tenant Fund shall not be made more frequently than monthly, and shall be in respective amounts equal to the aggregate amounts theretofore paid or payable (as certified by Tenant's independent licensed architect) to Tenant's contractors, subcontractors and materialmen, which have not been the subject of a previous disbursement from the Tenant Fund.

                (c) Landlord's obligation to make each successive disbursement from the Tenant Fund shall be subject to Landlord's receipt of each of the following in respect of each such disbursement: (i) a request for such disbursement from Tenant, (ii) the certificate of Tenant's independent licensed architect as required by Section 3.4(b) hereof, and (iii) a certificate of Tenant's independent licensed architect stating that, in his or her opinion, the portion of the Tenant's Initial Alterations theretofore completed and for which the disbursement is requested was substantially in accordance with the final detailed plans and specifications for Tenant's Initial Alterations, as approved by Landlord.

                (d) In no event shall the aggregate amount paid by Landlord to Tenant under this Section 3.4 exceed the amount of the Tenant Fund. Tenant shall complete Tenant's Initial Alterations, at its sole cost and expense, whether or not the Tenant Fund is sufficient to fund such completion.

                (e) Within sixty (60) days after completion of Tenant's Initial Alterations, Tenant shall deliver to Landlord general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of Tenant's Initial Alterations and the materials furnished in connection therewith, and a certificate from Tenant's independent licensed architect certifying that, in his or her opinion, Tenant's Initial Alterations have been completed in accordance with the final detailed plans and specifications for Tenant's Initial Alterations as approved by Landlord.

ARTICLE 4

REPAIRS-FLOOR LOAD

            Section 4.1 Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the part of Building Systems which provide service to the Premises (but not to the distribution portions of such Building Systems located within the Premises) and the public portions of the Building, both exterior and interior, in conformance with standards applicable to "class A" office buildings in midtown Manhattan.

            Section 4.2 Tenant, at Tenant's sole cost and expense, shall take good care of the Premises and the fixtures, equipment and appurtenances therein and the distribution systems (other than those portions of the Building Systems which Landlord is required to maintain such as the fan rooms for the HVAC System) and shall make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 10 hereof. In addition, notwithstanding the provisions of Section 4. 1, all damage or injury to any part of the Building other than the Premises and to the Building Systems, or to Building's fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Tenant (except damage for which Tenant is not responsible pursuant to the provisions of Article 10 hereof), or Alterations made by, Tenant, Tenant's agents, employees, invitees or licensees, shall be repaired by Landlord, at Tenant's sole cost and expense. All repairs by Tenant shall be of first quality and of a class consistent with midtown Manhattan "class A" office building work or construction and shall be made in accordance with the provisions of Article 3 hereof. If Tenant fails after ten (10) days' notice (or such shorter period as Landlord may be permitted pursuant to any Superior Lease or Mortgage or such shorter period as may be required due to an emergency) to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant, and the expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be forthwith paid to Landlord as additional rent after rendition of a bill or statement therefor. Tenant shall, promptly after becoming aware of same, give Landlord notice of any defective condition in the Building or of any Building System, located in, servicing or passing through the Premises.

            Section 4.3 Tenant shall not place a load upon any floor of the Premises exceeding the "live load" limitations set forth in the certificate of occupancy for the Premises. Tenant shall not move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent shall not be unreasonably withheld, and shall make payment to Landlord of Landlord's reasonable out-of-pocket costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant shall employ only persons holding a Master Rigger's license to do said work. All work in connection therewith shall comply with all Requirements and the Rules and Regulations, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance.

            Section 4.4 Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

            Section 4.5 Landlord, when making any repairs, alterations, additions or improvements, shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises ; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord, at its expense but subject to recoupment of Tenant's Operating Share pursuant to Article 27 hereof, shall employ contractors or labor at so-called overtime or other premium pay rates if necessary to make any repair required to be made by it hereunder to remedy any condition that either (a) results in a denial of access to the Premises, (b) threatens the health or safety of any occupant of the Premises, or (c) subject to the provisions of Article 10, materially interferes with Tenant's ability to conduct its business in the Premises.

            Section 4.6 Both the design and decoration of the elevator areas and the public corridors of any floor of the Premises occupied by more than one (1) occupant (for any reason, including, without limitation, as a result of a subletting or occupancy arrangement, if any, in accordance with Article 12 hereof) shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, and such elevator areas and public corridors shall be maintained and kept clean by Landlord pursuant to the cleaning specifications referred to in Section 28.4 hereof.

ARTICLE 5

WINDOW CLEANING

            Section 5.1 Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of the Labor Law, or any other Requirement, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

ARTICLE 6

REQUIREMENTS OF LAW

            Section 6.1

                (a) Tenant, at its sole cost and expense, shall comply with all Requirements applicable to Tenant's manner of use and occupancy of the Premises (other than, and as distinguished from, mere use as general offices) including, without limitation, those applicable to the making of any Alterations (including Tenant's Initial Alterations) therein, including but not limited to local laws #5, #16 and #58 and the Americans With Disabilities Act. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with a standard "all-risk" insurance policy; and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, the Insurance Services Office or other authority having jurisdiction, or use the Premises in a manner (as opposed to mere use as general "offices") which shall increase the rate of fire insurance on the Building, in effect on the Commencement Date. If by reason of Tenant's failure to comply with the provisions of this Article, the fire insurance rate shall be higher than it otherwise would be, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon demand by Landlord which demand shall be accompanied by information in reasonable detail explaining any such increase. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by the Insurance Services Office, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building.

                (b) Landlord, at its sole cost and expense (but subject to recoupment of Tenant's Operating Share thereof as provided in Article 27 hereof), shall comply with all other Requirements applicable to the Premises and the Building, subject to Landlord's right to contest the applicability or legality thereof.

            Section 6.2 Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises, provided that (a) Landlord (or any Indemnitee) shall not be subject to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of noncompliance or by reason of such contest; (b) before the commencement of such contest, if Landlord (or any Indemnitee) may be subject to any civil fines or penalties or criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall furnish to Landlord either (i) a bond of a surety company satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such noncompliance (as reasonably estimated by Landlord), and (C) the amount of such liability to independent third parties (as reasonably estimated by Landlord), and shall indemnify Landlord (and any Indemnitee) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance (except that Tenant shall not be required to furnish such bond to Landlord if it has otherwise furnished any similar bond required by law to the appropriate Governmental Authority and Landlord is protected thereby) or (ii) other security reasonably satisfactory in all respects to Landlord; (c) such noncompliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Without limiting the applicability of the foregoing, Landlord (or any Indemnitee) shall be deemed subject to prosecution for a crime if Landlord (or any Indemnitee), a Lessor, a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is subject to prosecution for a crime of any kind whatsoever, unless such charges are withdrawn ten (10) days before Landlord (or any Indemnitee), such Lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto.

ARTICLE 7

SUBORDINATION

            Section 7.1 This Lease shall be subject and subordinate to each Superior Lease and each Mortgage, subject to non-disturbance of Tenant by the holders thereof, as to the Ground Lease in accordance with its terms, and as to the Lessor under any Superior Lease entered into after the date of execution of this Lease and the holder of each and every Mortgage, on and subject to terms and conditions substantially the same as the terms and conditions contained in the non-disturbance and attornment agreement annexed hereto as Exhibit D. In confirmation of the foregoing, Tenant and the holder of each Mortgage entered into after the date hereof, shall execute and deliver to each other a non-disturbance and attornment agreement in the form of the agreement annexed hereto as Exhibit D and Tenant and the Lessor under each Superior Lease entered into after the date hereof shall execute and deliver to each other an agreement substantially in the same form as the agreement annexed hereto as Exhibit D. Subject to the foregoing, the subordination of this Lease to each Superior Lease and to each Mortgage shall be self-operative. If the holder of a Mortgage or Lessor under a Superior Lease shall agree to execute and deliver an agreement substantially in the form annexed hereto as Exhibit D, and Tenant shall fail or refuse to do so, Tenant shall be deemed to have executed such agreement and this Lease shall be subject and subordinate to such Superior Lease or Mortgage. Subject to the foregoing, Landlord represents to Tenant that there are not now and agrees that there shall not in the future be any provisions in any Superior Lease or Mortgage, which would be violated by any act or omission by Tenant unless such act or omission is expressly provided herein to be a default by Tenant hereunder. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if in connection with the entering into of a Superior Lease, any lending institution or Lessor shall request reasonable modifications of this Lease that do not increase Tenant's monetary obligations under this Lease, or adversely affect or diminish the rights (except to a de minimis extent), or increase any non-monetary  obligations, of Tenant under this Lease, Tenant shall make such modifications.

            Section 7.2 If at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or other-wise, Tenant shall attorn to any such Person acquiring the interest of Landlord as a result thereof, upon the then executory terms and conditions of this Lease, subject to the provisions of the non-disturbance agreement entered into by the parties (both in the case of a Mortgagee or a Lessor), Section 7.1 hereof and this Section 7.2, for the remainder of the Term, provided that such Person shall then be entitled to possession of the Premises and provided further that such Person, or anyone claiming by, through or under such Person, shall not be:

                (a) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), or

                (b) subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord), or

                (c) bound by any payment of Rental which Tenant may have made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date upon which such payment was due, or

                (d) bound by any obligation to perform any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of Article 4, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 10 hereof, but only to the extent that such repairs can be made from the net proceeds of any insurance actually made available to such owner, Lessor or Mortgagee, and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 11 hereof, but only to the extent that such repairs can be made from the net proceeds of any award made available to such owner, Lessor or Mortgagee, or

                (e) bound by any amendment or modification of this Lease made without its consent, or

                (f) bound to return Tenant's security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease.

The provisions of this Article 7 shall enure to the benefit of Tenant and any such owner, Lessor or Mortgagee, shall be self-operative, and no further instrument shall be required to give effect to said provisions. Tenant, upon demand of any such owner, Lessor or Mortgagee, shall execute, at Tenant's expense, from time-to-time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section 7.2, satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

            Section 7.3 From time-to-time, within ten (10) Business Days next following request by Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord, such Mortgagee or such Lessor a written statement executed by Tenant in form reasonably satisfactory to Landlord, such Mortgagee or such Lessor, and from time-to-time within ten (10) Business Days next following request by Tenant, Landlord shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Tenant: (1) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, additional rent and other items of Rental have been paid, (3) stating whether or not, to the best knowledge of the party which issues the statement, it or the other party is in default under this Lease, and, if it claims that it or the other party or it is in default, setting forth the specific nature of all such defaults, and (4) as to any other matters reasonably requested by the party requesting same. Tenant acknowledges that any statement delivered by Tenant pursuant to this Section 7.3 may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor. Landlord acknowledges that any statement delivered by it pursuant to this Section 7.3 may be relied on by Tenant, any permitted sublessee or assignee of Tenant and any banking institution or other lender which requests in writing such statement from Landlord and which indicates, in its request to Landlord, that it requires same in connection with a then existing or prospective loan to, or business relationship with, Tenant. Section 7.4 While any Superior Lease or Mortgage shall exist, if by reason of any act or omission of Landlord Tenant shall have a right to seek to terminate this Lease, Tenant shall not seek to so terminate this Lease by reason of any such act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Lessors and Mortgagees provided that any such Lessor or Mortgagee, shall notify Tenant within thirty (30) days following receipt of such notice that it shall remedy such act or omission, and within a reasonable period of time thereafter, due consideration being given to the necessity for such Lessor or Mortgagee to obtain possession of the Building, the Lessor or Mortgagee commences to cure same and prosecutes such cure to completion with diligence and continuity and, in such event, so long as such Lessor or Mortgagee shall be diligently and continually prosecuting such cure, Tenant shall not and shall not have the right to terminate this Lease.

ARTICLE 8

RULES AND REGULATIONS

            Section 8.1 Tenant and Tenant's contractors, employees, agents, visitors, invitees and licensees shall comply with the Rules and Regulations. In case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not enforce any Rule or Regulation against Tenant unless Landlord shall enforce it against all other office tenants in the Building. If there is a conflict between the manner of enforcement of any future Rules and Regulations and the provisions of this Lease relating thereto, this Lease shall prevail.

ARTICLE 9

INSURANCE. PROPERTY LOSS OR DAMAGE REIMBURSEMENT

            Section 9.1

                (a) Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and Landlord and its agents shall neither be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor its agents shall be liable for any injury (or death) to persons or damage to property, or interruption of Tenant's business, resulting from fire or other casualty; nor shall Landlord or its agents be liable to Tenant for any such injury (or death) to persons or damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any injury (or death) to persons or damage to property or improvements, or interruption of Tenant's business, resulting from any latent defect in the Premises or in the Building. Tenant shall not be liable to Landlord for injury (or death) to persons or damage to property resulting from fire or other casualty which shall be covered by the then standard form of "all risk" insurance policy, regardless of whether such insurance policy is then in effect (unless same was cancelled due to the acts or omissions of Tenant or any party claiming by, through or under Tenant).

                (b) If at any time a significant number of the windows of the Premises are temporarily closed, darkened or bricked-up for a period not exceeding three (3) consecutive months by reason of repairs, maintenance, alterations, or improvements to the Building, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor, nor abatement or diminution of Fixed Rent or any other item of Rental, nor shall the same release Tenant from its obligations hereunder, nor constitute an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise, nor impose any liability upon Landlord or its agents. Without limiting the foregoing, if a significant numbers of windows of the Premises are darkened or bricked up even if for a period exceeding three (3) consecutive months if due to a Requirement, Landlord shall not be liable for any damage Tenant may sustain thereby. If at any time the windows of the Premises are temporarily closed, darkened or bricked-up, as aforesaid, Landlord shall perform such repairs, maintenance, alterations or improvements and comply with the applicable Requirements with reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, darkened, or bricked-up.

                (c) Tenant shall, immediately upon its knowledge thereof, notify Landlord of any fire or accident in the Premises.

            Section 9.2 Tenant shall, on or before the Commencement Date obtain, and thereafter keep in full force and effect during the Term (a) an "all risk" fire and casualty insurance policy with extended coverage for Tenant's Specialty Alterations and Tenant's Property at the Premises, and (b) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord's managing agent, and any Lessors and any Mortgagees (whose names shall have been furnished to Tenant) shall be added as additional insureds, as their respective interests may appear with respect to the insurance required to be carried pursuant to clause (a) above, and only to the extent of the named insured's negligence with respect to the insurance required to be carried pursuant to clause (b) above. Such policy with respect to clause (b) above shall include a provision under which the insurer agrees to indemnity and hold Landlord, Landlord's managing agent, and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this Section 9.2, all cost, expense and liability arising out of, or based upon, any and all claims, accidents, injuries and damages mentioned in Article 35. In addition, the policy required to be carried pursuant to clause (b) above shall contain a provision that (i) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (ii) the policy shall be non-cancellable with respect to Landlord, Landlord's managing agent, and such Lessors and Mortgagees (to the extent that their names and addresses shall have been furnished to Tenant) unless thirty (30) days' prior written notice shall have been given to Landlord by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance, Tenant shall immediately deliver to Landlord and any other additional insured hereunder a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to clause (b) above shall be a combined single limit with respect to each occurrence in an amount not less than Three Million Dollars ($3,000,000) for injury (or death) to persons and damage to property, which amount shall be increased from time-to-time to that amount of insurance which is then being customarily carried by prudent tenants of comparable premises in comparable "class A" office buildings in midtown Manhattan. All insurance required to be carried by Tenant (and Landlord) pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "XII", or a comparable rating from a successor or alternative organization.

            Section 9.3 On or prior to the Commencement Date, Tenant shall deliver to Landlord and Landlord shall deliver to Tenant appropriate certificates of insurance, including evidence of waivers of subrogation or consent to waivers of rights of recovery required pursuant to Section 10.6 hereof, required to be carried pursuant to this Article 9. Evidence of each renewal or replacement of a policy shall be delivered to the party entitled to receive same at least thirty (30) days prior to the expiration of such policy.

            Section 9.4

                (a) Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's Property or Specialty Alterations (other than those Specially Alterations which were part of Tenant's Initial Alterations), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to interruption of Tenant's business.

                (b) Landlord shall, during the term of this Lease, maintain an "all risk" policy fire and casualty insurance with extended coverage, in an amount equal to at least 80% of the then full insurable value (that is actual replacement cost without deduction for physical depreciation, exclusive of the cost of excavations, foundations, footings, underground pipes, conduits, flues and drains) of the Building, but in any event in an amount sufficient to prevent Landlord from becoming a co-insurer under the provisions of the applicable policy.

ARTICLE 10

DESTRUCTION, FIRE OR OTHER CAUSE

            Section 10.1

                (a) If the Premises (including Alterations, but only to the extent provided for in Section 10.7), shall be damaged by fire or other casualty, and if Tenant shall give prompt notice thereof to Landlord, the damage shall be diligently repaired by and at the expense of Landlord to substantially the condition prior to the damage, and until such repairs which are required to be performed by Landlord shall be substantially completed (of which substantial completion Landlord shall promptly notify Tenant) (i) the Fixed Rent and Space Factor shall be reduced in the proportion which the ratio between the area of the part of the Premises which is not usable by Tenant, bears to the total area of the Premises immediately prior to such casualty, and (ii) Tenant's Operating Share and Tenant's Tax Share shall be redetermined based upon the ratio which the rentable area of the Premises remaining after such casualty bears to the rentable area of the Building remaining after such casualty; provided, however, that if fifty percent (50%) or more of any entire floor within the Premises shall be wholly untenantable such that Tenant or any Person claiming by, through or under Tenant may not reasonably occupy, and is unable to conduct its usual and customary business in, the remainder of the floor and Tenant and all Persons claiming by, through or under Tenant in fact do not occupy, and do not conduct their usual and customary business in, the remainder of the floor, then the entire floor shall, for purposes of this Section 10.1, be considered untenantable and the adjustments provided for in clauses (i) and (ii) above shall be effected accordingly. Landlord shall have no obligation to repair any damage to, or to replace, any Specialty Alterations (other than Specially Alterations which were part of Tenant's Initial Alterations) or any of Tenant's Property. In addition, Landlord shall not be obligated to repair any damage to, or to replace, any Alterations unless Tenant shall have theretofore notified Landlord of the completion of such Alterations and the cost thereof, and shall have maintained adequate records with respect to such Alterations, it being the intention of the parties that Tenant shall cause its contractors, subcontractors or mechanics to obtain and maintain in full force and effect so-called "builder's risk" insurance which shall cover the costs to repair or to replace any such Alterations. Landlord shall use its reasonable efforts to minimize interference with Tenant's use and occupancy in making any repairs pursuant to this Section 1O.1(a). No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 10.  Landlord shall use its best efforts to effect such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant's use and occupancy. Anything contained herein to the contrary notwithstanding, if the Premises (including any Alterations) are damaged by fire or other casualty at any time prior to the completion of Tenant's Initial Alterations, Landlord's obligation to repair the Premises (and any Alterations) shall be limited to repair of (w) the part of the Building Systems serving the Premises on the Commencement Date, but not the distribution portions of such Building Systems located within the Premises, (x) the floor and ceiling slabs of the Premises, (y) the exterior walls of the Premises, and (z) to the extent not included in the foregoing, those items constituting Landlord's Work, all to substantially the same condition which existed on the Commencement Date, it being the intention of the parties that Tenant shall cause its contractors, subcontractors or mechanics to obtain and maintain in full force and effect so-called "builder's risk" insurance which shall cover the costs to repair or to replace Tenant's Initial Alterations until notice to Landlord of the completion thereof.

                (b) Prior to the substantial completion of Landlord's repair obligations set forth in Section 10.1(a) hereof, Landlord shall provide Tenant and Tenant's contractor, subcontractors and mechanics access to the Premises to perform repairs which Landlord is not obligated to perform (but not to occupy the same for the conduct of business), on the following terms and conditions:

                        (i) Tenant shall not commence work in any portion of the Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord's discretion, to permit the commencement of the repairs which Landlord is not obligated to perform (or Alterations, if Landlord is not obligated to repair same pursuant to the provisions hereof) then prudent to be performed in accordance with good construction practice in the portion of the Premises in question without material interference with, and consistent with the performance of, the repairs remaining to be performed by Landlord.

                        (ii) Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease.

                        (iii) If Landlord shall be prevented from substantially completing the repairs it is required to perform under this Article 10 due to any acts of, or work by, Tenant, its agents, servants, employees or contractors, by reason of Tenant's failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Tenant's obligations described or referred to in this Lease, in either event within such reasonable time as may be specified for that purpose in a written notice to Tenant, or if such repairs are not completed because under good construction scheduling practice such repairs should be performed after completion of any work Tenant is obligated to perform, then such repairs shall be deemed substantially complete on the date when the repairs would have been substantially completed but for such delay and the expiration of the abatement of the Tenant's obligations hereunder shall not be postponed by reason of such delay. Any additional costs to Landlord to complete any repairs occasioned by such delay shall be paid by Tenant to Landlord as additional rent within ten (10) days after demand, which demand shall be accompanied by reasonably detailed statement describing such additional costs.

                (c) If any casualty damage to the Premises occurs during the period prior to the Rent Commencement Date, other than casualty damage caused by or resulting from neglect or improper conduct of Tenant, Tenant's agents, employees, contractors, subcontractors, mechanics, subtenants, invitees or licensees, the Rent Commencement Date shall be delayed by a period equal to the period it shall take Landlord (or in the case of work by Tenant, the period it would take, acting with diligence and continuity) to restore the Premises to their condition immediately prior to the occurrence of such casualty.

            Section 10.2 Anything contained in Section 10.1 hereof to the contrary notwithstanding, if (a) all or substantially all of the Building or the Premises shall be damaged or destroyed by fire or other casualty, or (b) the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises have been so damaged or destroyed) as to require a reasonably estimated expenditure for the repair or restoration thereof of more than forty percent (40%) of the full insurable value of the Building immediately prior to the casualty, then, in either of such events, Landlord, at Landlord's option, may, if a similar notice of termination is given to all other tenants of the Building, not later than ninety (90) days following the damage, give Tenant a notice in writing terminating this Lease. If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord in such notice, but not sooner than the tenth (10th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof.  Upon the termination of this Lease under the conditions provided for in this Section 10.2, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant. Except as expressly set forth in this Section 10.2, and in Section 10.3, Landlord shall have no options to terminate this Lease under this Article 10.

            Section 10.3

                (a) Within forty-five (45) days after notice to Landlord of any damage described in Section 10.1 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable contractor setting forth such contractor's estimate as to the time required to repair such damage, exclusive of time required to repair any items which are Tenant's obligation to repair. If the estimated time period exceeds nine and two-thirds (9 2/3) months from the date of such statement, Tenant may elect to terminate this Lease by notice to Landlord not later than twenty (20) days following receipt of such statement. If Tenant makes such election, the Term shall expire upon the later of the twentieth (20th) day after notice of such election is given by Tenant, and the date that Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. If Tenant shall not terminate this Lease pursuant to this Article 10 (or is not entitled to terminate this Lease pursuant to this Article 10), the damage shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1 hereof. Except as expressly set forth in this Section 10.3, Tenant shall have no options to terminate this Lease under this Article 10.

                (b) If the Premises shall be substantially damaged during the last two (2) years of the Term, Landlord and Tenant shall each have the right to elect by notice, given within thirty (30) days after the occurrence of such damage, to terminate this Lease and if either makes such election, the Term shall expire upon the later of the thirtieth (30th) day after notice of such election is given and the date that Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof.

            Section 10.5 If Landlord does not terminate this Lease in accordance with the provisions of Section 10.2 or Section 10.3, or Tenant shall not terminate this Lease pursuant to Section 10.3, the damage to the Building or the Premises (exclusive of Tenant's Property or items which are required to be repaired by Tenant pursuant to this Lease) shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1 hereof.

            Section 10.6 This Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

            Section 10.7 The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other "all risk" extended coverage hazards. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant's Property, Specialty Alterations (other than Specialty Alterations which were part of Tenant's Initial Alterations), or any other Alteration (including Tenant's Initial Alterations) prior to (a) the completion thereof, (b) notice to Landlord of the completion thereof, and (c) delivery to Landlord of complete "as-built" plans and specifications (or shop drawings if permitted by this Lease) therefor, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

ARTICLE 11

EMINENT DOMAIN

            Section 11.1 If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Real Property and not the entire Premises shall be so acquired or condemned then, (a) except as hereinafter provided in this Section 11.1, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, (i) the Fixed Rent and the Space Factor shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation, (ii) Tenant's Operating Share shall be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation and (iii) Tenant's Tax Share shall be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation; (b) whether or not the Premises shall be affected thereby, Landlord, at Landlord's option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days' notice of termination of this Lease if Landlord shall elect to terminate leases (including this Lease), affecting at least twenty-five percent (25%) of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates); and (c) if the part of the Real Property so acquired or condemned shall contain more than fifteen percent (15%)  of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant's option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days' notice of termination of this Lease. If any such thirty (30) days' notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 11.1, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant's Alterations other than Specialty Alterations (provided, however, that Landlord shall not be obligated to restore or replace any Alterations unless Tenant shall have theretofore notified Landlord of the completion of such Alterations and the cost thereof, and shall have maintained adequate records with respect to such Alterations), except that if such acquisition or condemnation occurs prior to completion of the Initial Alterations, Landlord shall only be required to restore that part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of Tenant's Alterations. Upon the termination of this Lease and the Term pursuant to the provisions of this Section 11. 1, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

            Section 11.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, including any award made for the value of the estate vested in Tenant by, or the unexpired term of, this Lease, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, and for any moving expenses.

            Section 11.3 If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that:

                    (a) if the acquisition or condemnation is for a period not extending beyond the Term and if such award or payment is made less frequently than in monthly installments, the same shall be paid to and held by Landlord as a fund which Landlord shall apply from time-to-time to the Rental payable by Tenant hereunder, except that, if by reason of such acquisition or condemnation changes or alterations are required to be made to the Premises which would necessitate an expenditure to restore the Premises, then a portion of such award or payment considered by Landlord as appropriate to cover the expenses of the restoration shall be retained by Landlord, without application as aforesaid, and applied toward the restoration of the Premises as provided in Section 11.1 hereof, or

                    (b) if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned between Landlord and Tenant as of the Expiration Date; Tenant's share thereof, if paid less frequently than in monthly installments, shall be paid to Landlord and applied in accordance with the provisions of clause (a) above, provided, however, that the amount of any award or payment allowed or retained for restoration of the Premises shall remain the property of Landlord if this Lease shall expire prior to the restoration of the Premises.

ARTICLE 12

ASSIGNMENT. SUBLETTING. MORTGAGE, ETC.

            Section 12.1

                    (a) Without the prior consent of Landlord in each instance, which consent, in the case of clauses (i), (iii) or (iv) below (and subject to compliance by Tenant with the provisions of Sections 12.6, 12.7 and 12.8 below), shall not be unreasonably withheld or delayed, Tenant shall not (i) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), (ii) mortgage or encumber its interest in this Lease, in whole or in part, (iii) sublet, or permit the subletting of, the Premises or any part thereof, or (iv) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any Person other than Tenant.

                    (b) Notwithstanding the provisions of Section 12. 1(a), provided that no Event of Default shall have occurred and be continuing, Tenant shall have the right, without Landlord's consent (but upon not less than ten (10) Business Day's prior written notice to Landlord as hereinafter set forth), to assign this Lease or to sublease all or a portion or portions of the Premises (for uses permitted to Tenant under Article 2) to any "Affiliate" (hereinafter defined) of Tenant, but only for such period as such Affiliate remains an Affiliate of Tenant. For the purposes of this Article 12, an "Affiliate" of Tenant shall mean a corporation, partnership or other entity which controls, or is controlled by, or is under common control with, Tenant. If Tenant shall assign this Lease or sublease all or any part of the Premises to any Affiliate of Tenant in accordance with this Section 12.1(b), the notice to Landlord as set forth above shall be accompanied by proof in reasonable detail that such person is an Affiliate of Tenant and by the Tenant Statement required by Section 12.6, or the Assignment Statement required by Section 12.7, as appropriate, together with a copy of either the sublease or the assignment agreement, as appropriate. Any such assignment to or sublease with an Affiliate of Tenant shall be subject to the terms and conditions of Sections 12.6 and 12.7 as to a sublease and Section 12.8 as to an assignment.

                    (c) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

               Section 12.2

                    (a) If Tenant's interest in this Lease is assigned in violation of the provisions of this Article 12, such assignment shall be void and of no force and effect against Land-lord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Article 12, Landlord, after default by Tenant under this Lease, including, without limitation, a subletting or occupancy in violation of this Article 12, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. No such assignment, subletting, occupancy or use, whether with or without Landlord's prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, coven-ant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use.

                    (b) Tenant shall, subject to the following sentence, reimburse Landlord on demand for any reasonable out-of-pocket expenses that may be incurred by Landlord in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of the Premises or any part thereof (as distinct from and in addition to the reimbursement to Landlord of its out-of-pocket expenses in connection with the review by Landlord of plans and specifications in connection with any Tenant's Alterations in connection with the occupancy of the subtenant or assignee), including, without limitation, any reasonable attorneys' fees and disbursements. In the case of any particular assignment or subletting, such reimbursement shall not exceed Two Thousand Dollars ($2,000.00) during the first year of the term of this Lease, which sum shall increase during each subsequent year by increases in the Consumer Price Index.

                    (c) Neither any assignment of Tenant's interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of Rental by Landlord from any Person other than Tenant as provided in this Section 12.2, nor any application of any such Rental as provided in this Section 12.2 shall, in any circumstances, relieve Tenant of its obligations under this Lease on Tenant's part to be observed and performed.

                    (d) Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

No assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant's liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.

            Section 12.3

                    (a) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made an offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) adequate assurance of future performance by such Person under the Lease as set forth in Paragraph (B) below, including, without limitation, the assurance referred to in Section 365(b) (3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

                    (b) The term "adequate assurance of future performance" as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Land-lord on the assumption of this Lease a sum equal to one half of the then annual Fixed Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held by Landlord, (ii) furnish Landlord with a financial statement of such assignee for the prior fiscal year of such proposed assignee, as finally determined after an audit and certified as correct by a certified public accountant, together with a financial statement covering the period from the end of the prior fiscal year to and including the month prior to the month in which notice is given to Landlord pursuant to Section 12.3(a), each of which financial statements shall show a net worth of at least six (6) times the then annual Fixed Rent for each of such year, and (iii) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

            Section 12.4 Either a transfer (including the issuance of treasury stock or the creation and issuance of new stock or a new class of stock) of a controlling interest in the shares of stock of Tenant (if Tenant is a corporation or trust) or a transfer of a majority of the interests in or Control of Tenant (if Tenant is a partnership or other entity) at any one time or over a period of time through a series of transfers, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including, without limitation, the requirement that Tenant obtain Landlord's prior consent thereto. The transfer of shares of Tenant (if Tenant is a corporation or trust) for purposes of this Section 12.4 shall not include the sale of shares by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, which sale is effected through the "over-the-counter market" or through any recognized stock exchange.

            Section 12.5 If, at any time after the originally named Tenant herein shall have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in paragraph (e) of Section 16.1 hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to said Article 16 based upon any of the Events of Default set forth in such paragraph, any prior Tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as "tenant", enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms, covenants and condi-tions as are contained in this Lease, except that (i) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (iii) such new lease shall require Tenant to pay all Escalation Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 27 hereof after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant's default thereunder.

            Section 12.6

                    (a) As a condition to the effectiveness of any sublease, every subletting hereunder is subject to the following conditions:

                            (i) no Event of Default shall have occurred and be continuing both at the time that Tenant shall have requested Landlord's consent to the subletting and at the commencement of the term of the proposed sublease;

                            (ii) on the day Tenant delivers the Tenant Statement to Landlord and upon the date immediately preceding the commencement date of any sublease approved by Landlord, the proposed subtenant shall have a financial standing which is reasonable in comparison with the obligations of the subtenant contemplated under the sublease and shall be of good character;

                            (iii) the Premises shall not have been listed or otherwise advertised in a manner which would reflect detrimentally on the Building or Landlord;

                            (iv) the proposed subtenant (or any Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed subtenant) shall not be a tenant, subtenant or occupant of any space in the Building or the Kent Building, nor shall the proposed subtenant (or any Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed subtenant) be a Person with whom Landlord is negotiating or discussing the lease of space in the Building or the Kent Building; if Tenant shall propose to sublease space and is about to commence negotiations with a tenant, subtenant, occupant or prospective subtenant, Tenant shall advise Landlord of the identity of such prospective subtenant and Landlord shall promptly advise Tenant if the execution of a sublease with such tenant, subtenant, occupant or prospective subtenant would violate the provisions of this clause (iv);

                            (v) the sublease shall expressly provide that (and whether or not the sublease shall so provide, it shall be deemed that) it is subject to all of the terms, covenants, conditions and obligations on Tenant's part to be observed and performed under this Lease (including the provisions of Article 2) and the further condition and restriction that the sublease shall not be modified without the prior written consent of Landlord, which consent, as to non-material modifications, shall not be unreasonably withheld, or assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in such instance;

                            (vi) an executed copy of the proposed sublease shall have been submitted to Landlord together with the Tenant Statement required by Section 12.6(b);

                            (vii) at no time shall there be more than six (6) occupants, including Tenant, in the entire Premises; and

                            (viii) the sublease shall expressly provide that (and whether or not the sublease shall so provide, it shall be deemed that) in the event of termination, re-entry or dispossess of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant, at Landlord's option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

                                    (1) liable for any act or omission of Tenant under such sublease, or

                                    (2) subject to any defense or offsets which such subtenant may have against Tenant, or

                                    (3) bound by any previous payment which such subtenant may have made to Tenant of more than thirty (30) days in advance of the date upon which such payment was due, unless previously approved by Landlord, or

                                    (4) bound by any obligation to make any payment to or on behalf of such subtenant, or

                                    (5) bound by any obligation to perform any work or to make improvements to the Premises, or portion thereof demised by such sublease, or

                                    (6) bound by any amendment or modification of such sublease made without its consent, or

                                    (7) bound to return such subtenant's security deposit, if any, until such deposit has come into its actual possession and such subtenant would be entitled to such security deposit pursuant to the terms of such sublease.

If Tenant proposes to sublet a portion of the Premises then, unless the context otherwise requires, references in this Section 12.6 to the Premises shall be deemed to refer to the portion of the Premises proposed to be sublet by Tenant.

                    (b) At least fifteen (15) Business Days prior to the proposed commencement date of any proposed subletting of all or any portion of the Premises, Tenant shall submit a statement to Landlord (a "Tenant Statement") containing the following information: (i) the name and address of the proposed subtenant, (ii) a description of the portion of the Premises to be sublet, (iii) the terms and conditions of the proposed subletting, including, without limitation, the rent payable and the value of any improvements (including any demolition to be performed) to the Premises for occupancy by such subtenant [which requirement may be satisfied by Tenant submitting to Landlord a copy of the proposed sublease provided that such sublease has all of the terms and conditions of the proposed subletting as required by this clause (iii)], (iv) the nature and character of the business of the proposed subtenant, and (v) any other information that Landlord may reasonably request, together with a statement specifically directing Landlord's attention to the provisions of this Section 12.6(b) requiring Landlord to respond to Tenant's request within fifteen (15) Business Days after Landlord's receipt of the Tenant Statement. Landlord shall respond in writing to Tenant's request within fifteen (15) Business Days after Landlord's receipt of the Tenant Statement, advising whether Landlord consents to the proposed subletting. If Landlord shall fail to notify Tenant within said fifteen (15) Business Day period of Landlord's consent to or disapproval of the proposed subletting, Tenant shall have the right to sublease that portion of the Premises to such proposed subtenant on the same terms and conditions set forth in the Tenant Statement. If Tenant shall not enter into such sublease within sixty (60) days after the delivery of the Tenant Statement to Landlord, then the provisions of Section 12.1 hereof and this Section 12.6 shall again be applicable to such unconsummated sublease and any other proposed subletting.

            Section 12.7

                    (a) In connection with any subletting of all or any portion of the Premises, Tenant shall pay to Landlord, sums in respect of Sublease Profit derived therefrom, as follows:

                            (i) Landlord shall not be entitled to the payment of any Sublease Profit derived from a subletting of (or sublettings totalling in the aggregate) ten thousand two hundred fifty (10,250) rentable square feet or less;

                            (ii) at such time as there shall be in existence, sublettings which, in the aggregate, are for more than ten thousand two hundred fifty (10,250) square feet and less than or equal to twenty thousand five hundred (20,500) square feet, Landlord shall be entitled to payment of an amount equal to thirty-seven and one-half percent (37 1/2%) of all Sublease Profit derived from all such sublettings; and

                            (iii) at such time as there shall be in existence, sublettings which, in the aggregate, exceed twenty thousand five hundred (20,500) square feet, Landlord shall be entitled to payment of an amount equal to fifty percent (50%) of all Sublease Profit derived from all such sublettings.

All sums payable hereunder by Tenant shall be calculated on an annualized basis, but shall be paid to Landlord, as additional rent, within five (5) days after receipt thereof by Tenant. Tenant shall use all reasonable efforts to collect all rent and additional rent from any subtenants. For the purposes of this Section 12.7(a), Tenant's "reasonable efforts" shall include, under those circumstances where it is reasonable and prudent, the institution of legal actions or proceedings;

                    (b) For purposes of this Lease:

                            (i) "Rent Per Square Foot" shall mean the sum of the then Fixed Rent and Escalation Rent divided by the Space Factor;

                            (ii) "Sublease Profit" shall mean the product of (x) the Sublease Rent Per Square Foot less the Rent Per Square Foot, and (y) the number of rentable square feet constituting the portion of the Premises sublet by Tenant;

                            (iii) "Sublease Rent" shall mean any rent or other consideration paid to Tenant (no amount shall be included therein in respect of free rent periods) directly or indirectly by any subtenant or any other amount received by Tenant from or in connection with any subletting, including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant's Property or sums paid in connection with the supply of electricity or HVAC less the Sublease Expenses;

                            (iv) "Sublease Expenses" shall mean: (A) in the event of a sale of Tenant's Property, the then fair market value thereof, (B) the actual reasonable out-of-pocket costs and expenses of Tenant in making such sublease, such as brokers' fees, attorneys' fees, and advertising fees paid to unrelated third parties (which costs and expenses shall not exceed the cost and expenses which are then usual and customary in Manhattan for subleases of comparable space), (C) any sums paid to Landlord pursuant to Section 12.2(b) hereof, (D) the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing that portion of the Premises for such subtenancy if not used by Tenant subsequent to the expiration of the term of the sublease (other than for a de minimis period of time), (E) any other commercially reasonable and marketing costs (which are usual and customary in connection with the marketing of comparable space) incurred by Tenant in connection with a subletting, and (F) the then fair rental value of any Tenant's Property leased to and used by such subtenant. In determining Sublease Rent, the costs set forth in clauses (B), (C) and (D) shall be amortized on a straight-line basis over the period of time same is required to be amortized by Tenant for federal income tax purposes and the costs set forth in clause (E) shall be amortized on a straight line basis over the shorter of the period of time required to be amortized by Tenant for federal income tax purposes and the term of the sublease;

                            (v) "Sublease Rent Per Square Foot" shall mean the Sublease Rent divided by the rentable square feet of the space demised under the sublease in question;

                    (c) Sublease Profit shall be recalculated from time-to-time to reflect any corrections in a prior calculation thereof due to (A) subsequent payments received or made by Tenant, (B) the final adjustment of payments to be made by or to Tenant, and (C) mistake.  Promptly after receipt or final adjustment of any such payments or discovery of any such mistake, Tenant shall submit to Landlord a recalculation of the Sublease Profit, and an adjustment shall be made between Landlord and Tenant, on account of prior payments made or credits received pursuant to this Section 12.7. In addition, if Sublease Expenses utilized for the purpose of calculating Sublease Profit included an amount attributable to the cost of the improvements made by Tenant expressly and solely for the purpose of preparing the Premises or a portion thereof for the occupancy of the subtenant and subsequent to the expiration of the sublease such improvements and/or alterations were not demolished and/or removed, Sublease Profits shall be recalculated as if the cost of such improvements and/or alterations were not, to the extent of the value thereof then remaining, incurred by Tenant and Tenant promptly shall pay to Landlord the applicable percentage of the additional amount of such Sublease Profit, resulting from such recalculation.

            Section 12.8

                    (a) As a condition to the effectiveness of any assignment of this Lease, every assignment of this Lease is subject to the following conditions:

                            (i) no Event of Default shall have occurred and be continuing both at the time that Tenant shall have requested Landlord's consent to the assignment and on the effective date of such assignment;

                            (ii) on the day Tenant delivers the Assignment Statement to Landlord and upon the date immediately preceding the effective date of any assignment approved by Landlord, the proposed assignee shall have a financial standing which is reasonable in comparison with the obligations of the proposed assignee under this Lease and shall be of good character;

                            (iii) the Premises shall not have been listed or otherwise advertised in a manner which would reflect detrimentally on the Building or Landlord;

                            (iv) the proposed assignee (or any Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed assignee) shall not be a tenant, subtenant or occupant of any space in the Building or the Kent Building, nor shall the proposed assignee (or any Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed subtenant) be a Person with whom Landlord is negotiating or discussing the lease of space in the Building or the Kent Building at the time of receipt of an Assignment Statement. If Tenant shall propose to assign this Lease and is about to commence negotiations with a prospective assignee, Tenant shall advise Landlord of the identity of such prospective assignee and Landlord shall promptly (but in no event more than five (5) days after being so advised), advise Tenant whether Landlord is then so negotiating with such prospective assignee;

                            (v) an executed copy of the proposed assignment and assumption agreement shall have been submitted to Landlord along with the Assignment Statement required by Section 12.8(b); and

                            (vi) the proposed assignment and assumption agreement shall expressly provide that (and whether or not the proposed assignment and assumption agreement shall so provide, it shall be deemed that) the assignee shall agree to assume all of the obligations of Tenant under this Lease from and after the date of the assignment.

                    (b)     (i) At least fifteen (15) Business Days prior to the effective date of any proposed assignment, Tenant shall submit a statement to Landlord (the "Assignment Statement") containing the following information; (A) the name and address of the proposed assignee, (B) the essential terms and conditions of the proposed assignment, including, without limitation, the consideration payable for such assignment and the value of any improvements (including any demolition to be performed) to the Premises proposed to be made by Tenant to prepare the Premises for occupancy by such assignee, Landlord agreeing that Tenant may satisfy such obligation by submitting a copy of the proposed assignment and assumption agreement (provided that the proposed assignment and assumption agreement contains all of the terms and conditions required by this clause 12.8(b)(i)(B)), (C) the nature and character of the business of the pro-posed assignee, and (D) any other information that Landlord may reasonably request, together with a statement specifically directing Landlord's attention to the provisions of this Section 12.8(b) requiring Landlord to respond to Tenant's request within fifteen (15) Business Days after Landlord's receipt of the Assignment Statement. The Assignment Statement shall be executed by Tenant and the proposed assignee and shall indicate both parties' intent (but not necessarily binding obligation) to enter into an assignment agreement conforming to the terms and conditions of the Assignment Statement and on such other terms and conditions to which the parties may agree which are not inconsistent with the essential terms set forth in the Assignment Statement.

                            (ii) Landlord shall respond in writing to Tenant within fifteen (15) Business Days after Landlord's receipt of the Assignment Statement, advising whether Landlord consents to the proposed assignment.

                            (iii) If Landlord shall fail to notify Tenant within said fifteen (15) Business Day period of Landlord's consent to or disapproval of the proposed assignment, or if Landlord shall consent to such assignment as provided in Section 12.8(a) hereof, Tenant shall have the right to assign this Lease to such proposed assignee on the same terms and conditions set forth in the Assignment Statement. If Tenant shall not enter into such assignment within sixty (60) days after the delivery of the Assignment Statement to Landlord, then the provisions of this Section 12.8 shall again be applicable in their entirety to any proposed assignment.

                            (iv) If Tenant shall assign this Lease, Tenant shall deliver to Landlord, within five (5) days after execution thereof, (A) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, and (B) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee shall assume observance and performance of, and agree to be bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

                            (v) Tenant shall pay to Landlord, upon Tenant's receipt thereof, an amount equal to fifty percent (50%) of all Assignment Proceeds. For purposes of this paragraph (v), "Assignment Proceeds" shall mean all consideration payable to Tenant, directly or indirectly, by any assignee, or any other amount received by Tenant from or in connection with any assignment (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant's Property) after deducting therefrom: (A) in the event of a sale (or contribution) of Tenant's Property, the then fair market value thereof, (B) the reasonable out-of-pocket costs and expenses of Tenant in making such assignment, such as brokers' fees, attorneys' fees, and advertising fees paid to unrelated third parties (which costs and expenses shall not exceed the cost and expenses which are then usual and customary for assignments of leases of comparable space in class A office buildings in midtown Manhattan), (C) any payments required to be made by Tenant in connection with the assignment of its interest in this Lease pursuant to Article 31-B of the Tax Law of the State of New York or any real property transfer tax of the United States or the City or State of New York (other than any income tax), (D) any sums paid by Tenant to Landlord pursuant to Section 12.2(B) hereof, (E) the reasonable cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment (provided that such costs are both reasonable and customary in connection with leases then being entered into for comparable space in class A office buildings in midtown Manhattan), (F) the unamortized or undepreciated cost of any Tenant's Property leased to and used by such assignee, and (G) any other commercially reasonably marketing costs (which costs and expenses shall not exceed the cost and expenses which are then usual and customary in Manhattan for subleases of comparable space) incurred by Tenant in connection with Tenant's assignment of the Lease. If the consideration paid to Tenant for any assignment shall be paid in installments, then the expenses specified in this paragraph (vi) shall be amortized over the period during which such installments shall be payable. With respect to the costs amortized pursuant to clause (F) above, the unamortized or undepreciated costs shall be determined on a straight-line basis utilizing the method of amortization used by Tenant for federal income tax purposes.

                    (c) Landlord shall have the right to require that the assignee deposit with Landlord, in the manner contemplated by Article 31 hereof, a security deposit in the amount of two (2) monthly installments of the Fixed Rent due and payable as of the effective date of the proposed assignment.

            Section 12.9 Tenant shall not occupy any space in the Building or the Kent Building (by assignment, sublease or otherwise) other than the Premises, except with the prior written consent of Landlord in each instance.

ARTICLE 13

ELECTRICITY

            Section 13.1

                    (a) Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility company supplying electricity to the Building. The risers serving the Premises shall be capable of supplying seven (7) watts of electricity per rentable square foot of the Premises (exclusive of power for HVAC service through the Building Systems), and Tenant shall not use any electrical equipment which, in Landlord's reasonable judgment, would exceed such capacity or interfere with the electrical service to other tenants of the Building.

                    (b) If Tenant's electrical requirements exceed seven (7) watts per rentable square foot to such an extent as, in Landlord's reasonable judgment, would necessitate installation of an additional riser, risers or other proper and necessary equipment, Landlord shall so notify Tenant of same. Within five (5) Business Days after receipt of such notice, Tenant shall either cease such use of such additional electricity or shall request that additional electrical capacity (specifying the amount requested) be made available to Tenant. Landlord, in Landlord's sole (but reasonable) judgment, shall determine whether to make available such additional electrical capacity to Tenant and the amount of such additional electrical capacity to be made available. If Landlord shall agree to make available additional electrical capacity and the same necessitates installation of an additional riser, risers or other proper and necessary equipment, including, without limitation, any switch-gear, the option which is least expensive to Tenant shall be installed by Landlord. Any such installation shall be made at Tenant's sole cost and expense, and shall be chargeable and collectible as additional rent and paid within thirty (30) days after the rendition of a bill to Tenant therefor. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric service furnished to the Premises by reason of any requirement, act or omission of the utility company serving the Building or for any other reason not attributable to the gross negligence or willful malfeasance of Landlord, whether electricity is provided by public or private utility company or by any electricity generation system owned and operated by Landlord.

            Section 13.2

                    (a) Unless Landlord elects or is required to have Tenant obtain electricity from the public utility company furnishing electricity to the Building pursuant to the provisions of Section 13.4 hereof, electricity shall be supplied by Landlord to the Premises and, for the period from and after the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent for such service, the amounts (the "Electricity Additional Rent") as determined by a meter or submeter (installed by Landlord as part of Landlord's Work for the purpose of measuring such consumption) at the Cost Per Kilowatt Hour under the service classification in effect pursuant to which Landlord purchases electricity, plus an amount equal to three percent (3%) of the Electricity Additional Rent as Landlord's administrative charge for overhead and supervision. In no event shall Tenant be required to pay any Electricity Additional Rent or administrative charge thereon for the period from the Commencement Date to the Rent Commencement Date.

                    (b) Where more than one meter measures the electricity supplied to Tenant, the electricity rendered through each meter may be computed and billed separately in accordance with the provisions of Section 13.2(a). Bills for the Electricity Additional Rent and the administrative charge based thereon shall be rendered to Tenant from time to time at such times as Landlord may elect, and Tenant shall pay the amount shown thereon to Landlord within ten (10) days after receipt of such bill. Upon Tenant's request, Landlord shall provide to Tenant a copy of the utility bill utilized by Landlord to determine the Costs Per Kilowatt Hour which was, in turn, utilized to determine the Electricity Additional Rent for the then current bill therefor.

                    (c) If electricity shall hereafter be supplied to the Building on a "primary service" basis from the public utility company, Tenant shall not be required to pay to Landlord, as Escalation Rent or otherwise, any portion of the costs incurred by Landlord in converting the Building to such "primary service," and in such event, the 3% charge provided for in Section 13.2 (a) above shall no longer apply.

            Section 13.3

                    (a) If Tenant shall, in good faith, believe that the electrical meters or submeters servicing the Premises are not accurately measuring Tenant's electricity consumption in the Premises, Tenant shall have the right, upon written notice to Landlord, to have a reputable, licensed and independent electrical consultant inspect the meters or submeters, at Tenant's sole expense, to determine the accuracy of such meters or submeters. If Tenant's consultant determines that the meters or submeters are not accurately measuring Tenant's electricity consumption in the Premises, Tenant shall immediately give written notice thereof to Landlord, which notice shall be accompanied by a written report and certification by Tenant's electrical consultant specifying in detail all respects in which the electric meters or submeters are not accurately (to ANSI standards) measuring Tenant's electrical consumption in the Premises and any specific deficiencies in the meters or submeters. Upon receipt of Tenant's electrical consultant's report and certification, Landlord shall have the right to have Landlord's reputable, licensed and independent electrical consultant inspect, at Landlord's sole expense, the electric meters and submeters servicing the Premises. Upon completion of the inspection by

Landlord's electrical consultant, Landlord shall provide to Tenant a copy of the written report and certification of Landlord's consultant. If the reports and certifications of the two electrical consultants do not agree, they shall together promptly seek to resolve any differences. If the two consultants cannot resolve their differences, they shall choose a third reputable, licensed and independent electrical consultant, the cost of which shall be shared equally by Landlord and Tenant, to make a similar inspection of the electric meters and submeters, and the determination of the third electrical consultant (which shall be made by means of a similar written report and certification) shall be binding upon Landlord and Tenant.

                    (b) If pursuant to Section 13.3(a) it shall be determined that the electric meters or submeters servicing the Premises are not accurately (to ANSI standards) measuring Tenant's electricity consumption in the Premises, Landlord shall, at its cost and expense, make such repairs (or replacements) to the electric meters or submeters as shall be necessary so that such meters or submeters are accurate to ANSI standards. Until the date that such repairs (or replacements) are completed, Tenant shall continue to pay to Landlord the Electricity Additional Rent and administrative charge as billed by Landlord to Tenant pursuant to Section 13.2(a). Following completion of such repairs, Landlord and Tenant shall adjust the payments of Electricity Additional Rent and the administrative charge for the period from the date of Tenant's notice to Landlord (given pursuant to Section 13.3(a)), to and including the date of completion of the repairs (or replacements) to the electric meters or submeters, and the amount of any overpayment by Tenant shall be automatically credited against the next succeeding installments of Electricity Additional Rent thereafter due. In no event shall Tenant be entitled to any adjustment for Electricity Additional Rent for any period prior to the date of Tenant's notice to Landlord.

            Section 13.4 If Landlord shall be required to discontinue furnishing electricity to Tenant (which it shall only do if it is required to do so and only if it shall simultaneously discontinue furnishing electricity to all other tenants of the Building), Landlord shall give Tenant notice thereof and this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Additional Rent. Landlord shall not discontinue furnishing electricity to the Premises until Tenant shall be able to obtain electricity directly from the public utility company and any necessary installations to enable Tenant to do so have been made. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall make all necessary arrangements to obtain electric energy directly from the public utility company furnishing electric service to the Building. The costs of such service shall be paid by Tenant directly to such public utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge, to the extent the same are available, suitable and safe for such purposes as determined by Landlord. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required for Tenant to obtain electricity directly shall be installed by Landlord and the actual, reasonable out-of-pocket costs incurred by Landlord so doing shall be shared equally by Landlord and Tenant (should any such feeders, risers, wiring and other conductors and equipment service other premises in addition to the Premises, the costs thereof shall be allocated pro rata to each of the premises serviced thereby, including the Premises, and the portion of such costs which are allocated to the Premises shall be shared equally by Landlord and Tenant, as aforesaid), Tenant's portion thereof being payable to Landlord as additional rent within thirty (30) days following demand therefore, which demand shall be accompanied by reasonably satisfactory evidence of such costs.

ARTICLE 14

ACCESS TO PREMISES

            Section 14.1

                    (a) Tenant shall permit Landlord, Landlord's agents, representatives, con-tractors and employees and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises. Landlord, Landlord's agents, representatives, contractors, and employees and the agents, representatives, contractors, and employees of public utilities servicing the Building shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except in the case of an emergency in which event Landlord and Landlord's agents, representatives, contractors, and employees may enter without prior notice to Tenant), which notice may be oral, to examine the same, to show them to prospective purchasers, or prospective or existing Mortgagees or Lessors, and to make such repairs, alterations, improvements, additions or restorations (i) as Landlord may deem necessary to the Premises or to any other portion of the Building, or (ii) which Landlord may elect to perform following ten (10) days after notice, except in the case of an emergency (in which event Landlord and Landlord's agents, representatives, contractors, and employees may enter without prior notice to Tenant), following Tenant's failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease after any applicable notice and/or grace period herein provided, or (iii) for the purpose of complying with any Requirements, a Superior Lease or a Mortgage, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Fixed Rent (and any other item of Rental) shall in no way abate while said repairs, alterations, improvements, additions or restorations are being made (except if the Premises are thereby rendered wholly untenantable and then only to the extent specifically set forth in this Lease), nor shall Landlord be liable to Tenant by reason of loss or interruption of business of Tenant, or otherwise. In connection with entry to the Premises, Landlord shall use all reasonable efforts to minimize any interference with Tenant's use and occupancy of the Premises and its business operations therein.

                    (b) Any work performed or installations made pursuant to this Article 14 shall be made with reasonable diligence and otherwise pursuant to the provisions of Section 4.3 hereof.

                    (c) Except as hereinafter provided, any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 14 shall be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises. Notwithstanding the foregoing, any such pipes, ducts, or conduits may be furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Premises, provided that the same are completely furred and that the installation of such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises or the height of the ceiling of the Premises beyond a de minimis amount.

            Section 14.2 During the twelve (12) month period immediately preceding the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants thereof on reasonable advance notice to Tenant.

            Section 14.3 If Tenant shall not be present when entry into the Premises shall be necessary, Landlord or Landlord's agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord's agents shall accord reasonable care under the circumstances to Tenant's Property, and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

            Section 14.4 Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided any such change does not (a) materially reduce, interfere with or deprive Tenant of access to the Building or the Premises or (b) reduce the usable area of the Premises, except by a de minimis amount. If Tenant's access to the Building or the Premises shall be materially affected by work of a nature contemplated by this Section 14.4, Landlord shall give to Tenant reasonable advance notice of such work, except under emergency circumstances. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the

Premises for the purposes of operation, maintenance, alteration and repair, provided that in connection with any such access, Landlord shall use all reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises and its business operations therein. Neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use, if any, of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may without notice to Tenant be regulated or discontinued at any time by Landlord.

            Section 14.5 For purposes of this Article 14, the term "Landlord" shall include the Lessors, the Mortgagees, and Landlord's managing agent for the Building.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

            Section 15.1 Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant, upon five (5) Business Days' written notice from Landlord or any Governmental Authority, shall immediately discontinue such use of the Premises. Landlord represents that a copy of the Building's certificate of occupancy in effect as of the date of this Lease is attached hereto as Exhibit E and that Landlord shall maintain a certificate of occupancy in effect for the Building throughout the term of this Lease, which certificate of occupancy will permit the Premises to be used for the use permitted by Section 2.1 hereof, provided, however, neither such certificate, nor any provision of this Lease, nor any act or omission of Landlord, shall be deemed to constitute a representation or warranty that the Premises, or any part thereof, lawfully may be used or occupied for any particular purpose or in any particular manner, in contradistinction to mere "office" use.

ARTICLE 16

DEFAULT

            Section 16.1 Each of the following events shall be an "Event of Default" hereunder:

                    (a) If Tenant shall default in the payment when due of any installment of Fixed Rent and such default shall continue for ten (10) days after notice of such default is given to Tenant, or in the payment when due of any other item of Rental and such default shall continue for ten (10) days after notice of such default is given to Tenant, except that if Landlord shall have given two (2) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rental until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or

                    (b) if the Premises are deserted or abandoned; or

                    (c) if all or substantially all of the Premises shall be vacant for a period in excess of 120 more or less consecutive days, except if such vacancy (i) is occasioned by casualty damage to the Premises as contemplated by Article 10, a "taking" of space in the Premises as contemplated by Article 11, or the interruption of any "Essential Services" as defined in Section 28.7(b), or (ii) under circumstances where Tenant shall be actively marketing the Premises and using its best efforts to obtain a subtenant of the Premises or assignee of the Lease (in accordance with the provisions of Article 12 hereof); or

                    (d) if Tenant's interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 12 hereof; or

                    (e)    (i) if Tenant shall admit in writing its inability to generally pay its debts as they become due; or

                            (ii) if Tenant shall commence or institute any case, proceeding or other action (A) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

                            (iii) if Tenant shall make a general assignment for the benefit of creditors; or

                            (iv) if any case, proceeding or other action shall be commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of ninety (90) days; or

                            (v) if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

                            (vi) if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (ii), (iii), (iv) or (v) above; or

                            (vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or stayed within seven (7) Business Days; or

                    (f) if Tenant shall fail more than two (2) times during any twelve (12) month period to pay any installment of Fixed Rent or any item of Rental when due, after receipt of the notice and the expiration of the applicable grace period pursuant to the provisions of paragraph (a) above, if such notice and grace period are then required; or

                    (g) if Tenant shall fail to pay any installments of Fixed Rent or items of Rental when due, after receipt of the notice and the expiration of the applicable grace period pursuant to the provisions of paragraph (a) above, and Landlord shall bring more than one (1) summary dispossess proceeding during any twelve (12) month period; or

                    (h) if Tenant shall default in the due keeping, observing or performance of any covenant, agreement, provision or condition of Section 2.1 or subsections 2.2(a) and 2.2(b) hereof on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within forty eight (48) hours after Landlord shall have given to Tenant a notice specifying the same; or

                    (i) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default.

            Section 16.2

                    (a) This Lease and the term and estate hereby granted are subject to the limitation that if an Event of Default (i) described in Section 16.1(e) hereof shall occur, or (ii) described in Sections 16. 1(a), (b), (c), (d), (f), (g), (h) or (i) shall occur, Landlord, at any time thereafter, at its option, may give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice (which date shall not be less than three (3) days after the date of such notice), then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default described in clause (i) above occurred or the date set forth in such notice, pursuant to clause (ii) above, as the case may be, were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided for in Articles 17 and 18 hereof. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(e) hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 12.3(b), Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days' notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

                    (b) If this Lease shall be terminated as provided in Section 16.2(a) hereof, Landlord, without notice, may reenter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.

            Section 16.3 If at any time, (a) Tenant shall comprise two (2) or more Persons, or (b) Tenant's obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant's interest in this Lease shall have been assigned, the word "Tenant", as used in Section 16.1(e), shall be deemed to mean only the Persons primarily liable for Tenant's obligations under this Lease. For the purposes of the proceeding sentence, a guarantor or surety of a Person who shall then be the tenant under this Lease shall be deemed to be a Person "primarily liable" for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in

Section 16. 1(e) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 16.2.

ARTICLE 17

REMEDIES AND DAMAGES

            Section 17.1

                    (a) If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Article 16 hereof:

                            (i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at anytime after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

                            (ii) Landlord, at Landlord's option (but without any obligation to do so), may relet the whole or any portion or portions of the Premises from time-to-time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for the refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

                    (b) Tenant hereby waives the service of any notice of intention to reenter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

            Section 17.2

                    (a) If this Lease and the Term shall expire or if Landlord shall re-enter the Premises as hereinabove provided, then, in either of said events:

                            (i) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired or to the date of re-entry upon the Premises by Landlord, as the case may be;

                            (ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as "Deficiency") between the Rental for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (ii) of Section 17.1(a) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and with such reletting, including, but not limited to, all reasonable repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

                            (iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages with respect to the Rentals due hereunder, a sum equal to the amount by which the

Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of clause (a)(ii) of this Section 17.2 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

                    (b) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 17, the term "Escalation Rent" as used in Section 17.2 (a) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of reentry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 27 hereof for the Operating Year immediately preceding such event. Nothing contained in Article 16 hereof or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

            Section 17.3 Suit or suits for the recovery of damages, or any installments thereof, may be brought by Landlord from time-to-time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 16, or under any provision of law, or had Landlord not re-entered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant for any sums of damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 17.2.

ARTICLE 18

LANDLORD FEES AND EXPENSES

            Section 18.1 If Tenant shall be in default under this Lease or if Tenant shall do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, Landlord may (a) as provided in Section 14.1 hereof, perform the same for the account of Tenant, or (b) make any reasonable expenditure or incur any reasonable obligation for the payment of money, including, without limitation, reason-able attorneys' fees and disbursements in instituting, prosecuting or defending any action or pro-ceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor, and if the term of this Lease shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

            Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent, Escalation Rent or any other item of Rental within ten (10) days of the date such payment was due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Escalation Rent or other item of Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

ARTICLE 19

NO REPRESENTATIONS BY LANDLORD

            Section 19.1 Landlord and Landlord's agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Tenant shall accept possession of the Premises in the condition which shall exist on the Commencement Date "as is" (subject to the provisions of Section 1.3 hereof ), and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant's occupancy other than Landlord's Work. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

ARTICLE 20

END OF TERM

            Section 20.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions of Article 3 hereof. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have to a "stay" under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.  Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Fixed Rent and Escalation Rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within twenty-four (24) hours after the Expiration Date, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord's right to demonstrate and collect any damages suffered by Landlord and arising from Tenant's failure to surrender the Premises as provided herein, Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to two (2) times the aggregate of that portion of the Fixed Rent, Escalation Rent and other items of Rental which were payable under this Lease during the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or to limit in any manner Landlord's right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. The provisions of this Article 20 shall survive the Expiration Date.

ARTICLE 21

QUIET ENJOYMENT

            Section 21.1 Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly hold, occupy and enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 22

FAILURE TO GIVE POSSESSION

            Section 22.1 Except to the extent specifically set forth in Article 1 of this Lease, and only to such extent, Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar nature and purpose then in force, and further waives the right to recover any damages which may result from Landlord's failure for any reason to deliver possession of the Premises on the date set forth in Section 1.1 hereof for the commencement of the Term.

ARTICLE 23

NO WAIVER

            Section 23.1 No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant at any time desires to have Landlord sublet the Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting.

            Section 23.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord of Fixed Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations (but Landlord shall not discriminate against Tenant in the enforcement of Rules and Regulations). No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease.

ARTICLE 24

WAIVER OF TRIAL BY JURY

            Section 24.1 The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 25

INABILITY TO PERFORM

            Section 25.1 This Lease and the obligation of Tenant to pay Rental hereunder and to perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall, except as otherwise specifically herein provided, in no wise be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord's control, including, but not limited to, force majeure, laws, governmental preemption in connection with a national emergency or by reason of any

Requirements of any Governmental Authority or by reason of failure of the HVAC, electrical, plumbing, or other Building Systems in the Building, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, "Unavoidable Delay").

            Section 25.2 Without limiting the provisions of Section 25. 1, in any case where either party hereto is required to do any act (other than make a payment of money), delays caused by Unavoidable Delays shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by a fixed time, a fixed period of time or a "reasonable time." In any case where work is to be paid for out-of-insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in the collection of such proceeds and awards.

ARTICLE 26

BILLS AND NOTICES

            Section 26.1 Except as otherwise expressly provided in this Lease (including without limitation Section 37.10), any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by registered or certified mail (return receipt requested) addressed:

                    (a) if to Tenant (i) at Tenant's address set forth in this Lease, Attention: General Counsel, if given prior to Tenant's taking possession of the Premises, or (ii) at the Building, Attention: General Counsel, if given subsequent to Tenant's taking possession of the Premises, or (iii) at any place where Tenant or any agent or employee of Tenant may be found if given subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises; and

                    (b) if to Landlord at Landlord's address set forth in this Lease, Attn.: Mr. Michael R. Dillow; and

                    (c) if to each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 26, at the address(es) designated by such Mortgagee or Lessor; or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been personally delivered or, in the case of mailed items, the earlier of the date upon which the addressee shall have first failed or refused to accept delivery thereof as specified in the official return receipt and two (2) Business Days from when it shall have been mailed as provided in this Article 26. Anything contained herein to the contrary notwithstanding, any Operating Statement, Tax Statement or any other bill, statement, consent, notice, demand, request or other communication from Landlord to Tenant with respect to any item of Rental (other than any "default notice" if required hereunder) or given to all tenants or other occupants of the Building may be sent to Tenant by regular United States mail or hand delivered without obtaining a receipt therefor.

ARTICLE 27

ESCALATION

            Section 27.1 For the purposes of this Article 27, the following terms shall have the meanings set forth below.

                    (a) "Assessed Valuation" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of determining Taxes.

                    (b) "Base Operating Expenses" shall mean the Operating Expenses for the Base Operating Year.

                    (c) "Base Operating Year" shall mean the calendar year ending December 31, 1994.

                    (d) "Base Taxes" shall mean Taxes payable for the Tax Year commencing July 1, 1993 and ending June 30, 1994.

                    (e) "Building" shall mean the Building and, only for the purposes of  determining Operating Expenses pursuant to this Article 27, the Kent Building.

                    (f) "Operating Expenses" shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including without limitation, sales and value added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Combined Property which, are properly chargeable to the Operation of the Combined Property together with and including (without limitation) the costs of gas, oil, steam, water, sewer rental, electricity for the "non-tenant" portions of the Combined Property (i.e. the areas thereof not leased to or occupied by others and available and intended for rental and occupancy), HVAC and other utilities furnished to the Building and utility taxes, and the expenses incurred in connection with the Operation of the

Combined Property such as Labor Costs for employees of Landlord or Landlord's managing agent who are engaged in the Operation of the Combined Property, insurance premiums, attorneys' fees and disbursements (exclusive of any such fees and disbursements incurred in applying for any reduction of Taxes), auditing, consulting and other professional fees and expenses, repair and maintenance for the Building Systems, cleaning and window cleaning, management fees for Landlord and/or Landlord's managing agent, protection and security, lobby decorations, interior and exterior landscape repair and maintenance, trash removal and snow removal, painting of "non-tenant" areas of the Building (i.e. areas not leased to or occupied by others and available and intended for rental and occupancy), dues or fees for associations, and telephone usage, but specifically excluding:

(1) Taxes,

(2) interest on and amortization of debts, late charges,  penalty interest or other similar charges in connection with debts, mortgages or otherwise,

(3) leasing commissions,

(4) the cost of any item which is, or should in accordance with generally accepted accounting principles, consistently applied, be, capitalized on the books of Landlord, except that the cost of any labor or cost saving capital improvements with respect to the Operating Expenses shall be included in the Operating Expenses in an annual amount equal to the amount determined by dividing the cost thereof (including reasonable financing costs actually incurred) by either the years of useful life of the labor or cost saving improvements, or the number of years as shall be required to absorb the actual savings resulting from such item (provided that the portion of the costs of any such item to be included in Operating Expenses for any Operating Year shall not exceed the labor or cost savings effected for such Operating Year),

(5) the cost of electrical energy furnished to Tenant and other tenants of or tenantable space (i.e. space leased to or occupied by others or available and intended for rental and occupancy) in the Building,

(6) the cost of tenant installations including, without  limitation, any incurred in connection with preparing space for a new tenant,

(7) Labor Costs of personnel above the grade of building manager and any general or administrative overhead of Landlord,

(8) rent paid under Superior Leases, except that "Operating Expenses" shall include all increases in the rent payable under the Ground Lease (adjustments are scheduled for calendar years 1995 and 2005) in excess of the rent payable under the Ground Lease for the calendar year 1994, provided, however, that in no event shall Tenant's Operating Share with respect to each of the two scheduled increases (and any increase in the renewal term, if applicable) exceed twenty-five cents ($0.25) per each square foot of the Premises per year (i.e. the cumulative increases during the original term could be no more than fifty cents ($0.50) per each square foot of the Premises per year),

(9) any expense for which Landlord is otherwise compensated through the proceeds of insurance or is otherwise compensated by any tenant (including Tenant) of the Building (except pursuant to provisions similar to this Article 27) for services in excess of the services Landlord is obligated to furnish to Tenant hereunder,

(10) legal fees incurred in connection with any negotiation of, or disputes arising out of, any space lease in the Building,

(11) depreciation, except as provided herein,

(12) Landlord's advertising and promotional costs for the Building,

(13) brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with any conveyance, financing or refinancing,

(14) payments to Landlord or Landlord's affiliates for goods and services, to the extent that such payments exceed the amounts customarily paid for goods and services of like kind in the absence of such relationship,

(15) fines or penalties payable by Landlord with respect to compliance with Requirements that Landlord is required to comply with,

(16) attorneys' fees and disbursements and other costs in connection with any judgment, settlement or arbitration resulting from any tort liability and the amount of such settlement or judgment,

(17) the costs of constructing any addition which adds leasable area to the Combined Property after the Term Commencement Date,

(18) litigation and arbitration expenses (other than with respect to actions which are for the benefit of tenants in the Building generally, esg, actions against adjoining land-owners for creating a nuisance),

(19) rent, additional rent or other charges under any lease or sublease to or assumed by Landlord,

(20) costs in connection with the acquisition of "air" or "development" rights,

(21) costs and expenses (including attorneys' fees and disbursements) incurred by Landlord in connection with any obligation of Landlord to indemnify Tenant pursuant to this Lease,

(22) supervision and administrative costs with respect to tenant improvements,

(23) costs incurred in connection with a systematic one-time program for the removal, encapsulation or other remedial treatment of all or substantially all asbestos containing material in the Building,

(24) costs of curing violations of law and other requirements of public authorities existing on the date hereof,

(25) damages awarded to a tenant of the Building against Landlord by reason of Landlord's breach of such tenant's lease,

(26) any compensation paid by Landlord to induce operators of  commercial concessions to operate in the Building,

(27) costs and expenses that relate exclusively to retail space in the Building,

(28) the portion of any expenses otherwise includable in  Operating Expenses which are fairly allocable to any other properties of Landlord or an affiliate other than the Combined Property, e.g. the portion of the premiums for any insurance under "blanket" or similar policies to the extent allocable to any property other than the Combined Property,

(29) the costs of purchasing or leasing objects of art for display in the public areas of the Building,

(30) the cost of a one-time systematic (as opposed to occasional) program to repair or replace all or substantially all of the Building's exterior windows (subject, however, to Landlord's right to include a portion thereof if same is properly includable under subsection 27.1(f)(4) above),

(31) the fees of any appraiser or of any attorney engaged in connection with litigation with tenants of the Building, and

(32) the cost of operating and maintaining any "health club", studio or other similar specialty facility in the Building;

except, however, that if Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional

Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. Any costs incurred in performing work or furnishing services for any tenant (including Tenant) whether at such tenant's or Landlord's expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord's expense shall be deducted from Operating Expenses otherwise chargeable to the Operation of the Combined Property. Any insurance proceeds received with respect to any item previously included as an Operating Expense shall be deducted from Operating Expenses for the Operating Year in which such proceeds are received; provided, however, to the extent any insurance proceeds are received by Landlord in any Operating Year with respect to any item which was included in Operating Expenses during the Base Operating Year, the amount of insurance proceeds so received shall be deducted from Base Operating Expenses and (1) the Base Operating Expenses shall be retroactively adjusted to reflect such deduction and (2) all retroactive Operating Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord.  Until such time as the electricity supplied to each floor of the Building and the common and public areas of the Building (including, without limitation, the Building Systems) shall be separately metered or sub-metered, Operating Expenses shall include an amount equal to (x) (i) Landlord's Cost Per Kilowatt Hour (utilizing the electrical rates applicable to the Building including energy charges, demand charges, time-of-day charges, fuel adjustment charges, rate adjustment charges, sales tax and any other factors used by the public utility company in computing its charges to Landlord) of furnishing electric current to the entire Building, multiplied by (ii) the number of kilowatt hours of electric current furnished to the public and common areas of the Building (including, without limitation, the Building Systems and the building systems of the Kent Property) and other areas not available for occupancy as determined by a survey prepared by an independent, reputable electrical engineer selected by Landlord, plus (y) an amount equal to three percent (3%) of the amount determined pursuant to clause (x), as Landlord's administrative charge for overhead and supervision.

In determining the amount of Operating Expenses for the Base Operating Year or any Operating Year, if less than all of the Building rentable area shall have been occupied by tenant(s) at any time during the Base Operating Year or any such Operating Year, Operating Expenses shall be determined for the Base Operating Year or such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout the Base Operating Year or such Operating Year, as applicable.

                    (g) "Operating Statement" shall mean a statement in reasonable detail setting forth a comparison of the Operating Expenses for an Operating Year with the Base Operating Expenses and the Escalation Rent for the preceding Operating Year pursuant to the provisions of this Article 27.

                    (h) "Operating Year" shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year for any part or all of which Escalation Rent shall be payable Pursuant to this Article 27.

                     (i) "Taxes" shall me an the aggregate amount of real estate taxes (ie., the amount determined by multiplying the Assessed Valuation by the real property tax rate applicable to the Borough of Manhattan for such Tax Year) and any general or special assessments imposed upon the Real Property (including, without limitation, (1) any fee, tax or charge imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property, and (2) any taxes or assessments levied after the date of this lease in whole or in part for public benefits to the Real Property or the Building) without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for or in addition to any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord's sole asset were the Real Property. With respect to any Tax Year, all reasonable expenses, including attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (w) any taxes on Landlord's income, (x) franchise taxes, (y) estate or inheritance taxes or (z) any similar taxes imposed on Landlord, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for or in addition to the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes.

                    (j) "Tax Statement" shall mean a statement in reasonable detail setting forth a comparison of the Taxes for a Tax Year with the Base Taxes.

                    (k) "Tax Year" shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing taxes as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

            Section 27.2

                    (a) If the Taxes payable for any Tax Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then Tenant shall pay as additional rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, Tenant's Tax Share of such increase (the "Tax Payment") as shown on the Tax Statement with respect to such Tax Year. The Taxes shall be computed initially on the basis of the Assessed Valuation in effect at the time the Tax Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time), regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 27.3(a) hereof. Tenant hereby waives any rights that Tenant may have to be exempt from the payment of Taxes or the Tax Payment by virtue of diplomatic status or otherwise. Notwithstanding the foregoing, Tenant hereby specifically acknowledges that due to the tax exempt status of the Lessor of the Ground Lease, in lieu of the payment of real estate taxes to the Lessor (or on the Lessor's behalf, to the City of New York), Landlord is obligated by the Ground Lease to make a tax equivalent payment or payment in lieu of Taxes. Tenant shall pay Tenant's Tax Payment pursuant to this Section 27.2 notwithstanding the amount or amounts Landlord pays or is obligated to pay pursuant to the Ground Lease.

                    (b) Within a reasonable period of time after all necessary information shall be available to Landlord to determine Tenant's Tax Share, Landlord shall render to Tenant a Tax Statement or Statements showing (i) a comparison of the Taxes for the Tax Year with the Base Taxes and (ii) the amount of the Tax Payment resulting from such comparison. Tenant shall pay to Landlord, in two (2) equal installments, in advance, on January 1st and July 1st of each year, the Tax Payment shown thereon. If Taxes are required to be paid on any other date or dates than as presently required by the Governmental Authority imposing the same, then the due date of the installments of the Tax Payment shall be correspondingly accelerated or revised so that the Tax Payment (or the two (2) installments thereof) is due at least thirty (30) days prior to the date the corresponding payment is due to the Governmental Authority. If the Tax Year established by the applicable Governmental Authority shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior Tax Statement shall be apportioned for the purpose of calculating the Tax Payment payable with respect to such new Tax Year. Landlord's failure to render a Tax Statement during or with respect to any Tax Year shall not prejudice Landlord's right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant's obligation to make Tax Payments for such Tax Year. Landlord shall use all reasonable efforts to render to Tenant a Tax Statement or Statements at least annually.

            Section 27.3

                    (a) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation. In the event that after a Tax Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Tax Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the expenses mentioned in Section 27.1 (h) hereof) and setting forth Tenant's Tax Share of such refund and Tenant shall be entitled to receive such Share either, at Landlord's option, by way of a credit against the Fixed Rent next becoming due after the sending of such Tax Statement or by a refund to the extent no further Fixed Rent is due; provided, however, that Tenant's Tax Share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced.

                    (b) In the event that, after a Tax Statement has been sent to Tenant, the Assessed Valuation which had been utilized in computing the Base Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and In such event: (i) the Base Taxes shal1 be retroactively adjusted to reflect such reduction, and (ii) all retroactive Tax Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and Tax Payments.

            Section 27.4

                    (a) If t Operating Expenses for any Operating Year (any part or all of which fills within the Term from and after the first anniversary of the Commencement Date) shall be greater than the Base Operating Expenses, then Tenant shall pay as additional rent for such Operating Year and continuing thereafter until a new Operating Statement is rendered to Tenant, Tenant's Operating Share of such increase (the "Operating Payment') as hereinafter provided.

                    (b) Within a reasonable time following the end of each Operating Year during the Term, and within a reasonable time after the Expiration Date, Landlord shall render to Tenant an Operating Statement or Statements showing (i) a comparison of the Operating Expenses for the Operating Year In, question with the Base Operating Expenses, and (Hi) the amount of the Operating Payment resulting from such comparison. Landlord's failure to render an Operating Statement during or with respect to any Operating Year shall not prejudice Landlord's right to render an Operating Statement with respect to such Operating Year or during or with respect to any subsequent Operating Year, and shall not eliminate or reduce Tenant's obligation to pay Operating Payments which are due pursuant to this Article 27 for any Operating Year.

                    (c) On the first day of the month following the furnishing to Tenant of an Operating Statement, Tenant shall pay to Landlord a sum equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of the then current Operating Year in which such Operating Statement is delivered, less the total of the monthly installments of the Operating Payment theretofore made by Tenant for the then current Operating Year and thereafter, commencing with the then current monthly installment of Fixed Rent and continuing monthly thereafter until rendition of the next succeeding Operating

Statement, Tenant shall pay on account of the Operating Payment for such Operating Year an amount equal to 1/12th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Fixed Rent.

                    (d)     (i) As used in this Section 27.4, (A) "Tentative Monthly Escalation Charge" shall mean a sum equal to 1/12th of the product of (a) Tenant's Operating Share, and (b) the difference between (x) the Base Operating Expenses and (y), Landlord's estimate of Operating Expenses for the Current Year, and (B) "Current Year" shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.

                            (ii) At any time in any Operating Year, Landlord, at its option, in lieu of the payments required under Section 27.4(c) hereof, may demand and collect from Tenant, as additional rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in the Current Year preceding the demand and reduced by the sum of all payments theretofore made under Section 27.4(c) with respect to the Current Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in the Current Year, the monthly installments of Fixed Rent shall be deemed increased by the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 27.4(d) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 27.4(b) hereof.

                    (e)     (i) After the end of the Current Year and at any time that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 27.4(b) hereof with respect to the comparison of the Operating Expenses for said Operating Year or Current Year, with the Base Operating Expenses, as the case may be, the amounts, if any, collected by Landlord from Tenant under Section 27.4(b) or (d) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under the Operating Statement for the applicable Operating Year, a reconciliation shall be made as follows: Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of subsection (c) and subsection (d)(ii) of this Section 27.4 for the Operating Year in question. Tenant shall pay any net debit balance to Landlord within fifteen (15) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installments of Fixed Rent. Provided that no Event of Default shall have occurred and shall be continuing, any amount determined to be owed to Tenant after the Expiration Date shall be paid to Tenant within thirty (30) days after a final determination has been made of the amount due to Tenant.

                            (ii) If the sum of the Tentative Monthly Escalation Charges and payments made by Tenant in accordance with subsection (c) of this Section 27.4 for any Operating Year shall have exceeded the Operating Payment for such Operating Year by more than ten percent (10%), interest at the Applicable Rate on the overpayment determined as of the respective dates of such payments by Tenant and calculated from such respective dates to the dates on which such amounts are credited against the monthly installments of Fixed Rent, shall be so credited. Any amount owing to Tenant subsequent to the Term shall be paid to Tenant within ten (10) Business Days after a final determination has been made of the amount due to Tenant. Provided that this Lease was not sooner terminated due to the occurrence of an Event of Default, or that upon the Fixed Expiration Date, a monetary Event of Default shall not exist, any amount determined to be owed to Tenant after the Expiration Date shall be paid to Tenant within thirty (30) days after a final determination has been made of the amount due to Tenant.

            Section 27.5 Any Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within one (1) year after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying the respects in which such Statement is disputed. If Tenant shall timely send such notice, time being of the essence, Tenant (together with its independent certified public accountants, which need not be Tenant's regular auditors, but which shall be a reputable accounting firm which shall be reasonably acceptable to Landlord) may examine Landlord's books and records relating to the Operation of the Combined Property to determine the accuracy of the Operating Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain (and shall cause its independent accounts who shall be examining Landlord's books to agree in writing to maintain) the information obtained from such examination in strict confidence. If after such examination, Tenant still disputes such Operating Statement, either party may give notice to the other requesting arbitration and the parties hereto agree to allow the then President of the Real Estate Board of New York, Inc. (or any successor organization serving a similar function) to designate one of the so-called "big-six" public accounting firms to resolve the dispute, and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially successful, such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party). The independent public accounting firm selected to arbitrate the dispute shall be bound to render a decision solely in accordance with the terms of this Lease and shall not by such award or decision, increase, decrease or limit the obligations of the parties hereunder. Pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Operating Statement, as provided in Section 27.4 hereof.

            Section 27.6 The expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting any Payments of Operating Payments for such Operating Year and any payments of Tax Payments for such Tax Year, and any Operating Statement relating to such Operating Payment and any

Tax Statement relating to such Tax Payment, may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining theamount of the Operating Payment for the Operating Year or the Tax Payment for the Tax Year in which the Term shall expire, the payment of the Operating Payment for such Operating Year or the Tax Payment for the Tax Year shall be prorated based on the number of days of the Term which fall within such Operating Year or Tax Year, as the case may be. Any payments due under such Operating Statement or Tax Statement shall be payable within twenty (20) days after such Statement is sent to Tenant.

ARTICLE 28

SERVICES

            Section 28.1

                    (a) Landlord shall provide passenger elevator service to the Premises, on Business Days from 8:00 A.M. to 6:00 P.M. ("Business Hours"), and have an elevator subject to call at all other times, in each instance, so as to provide passenger elevator service comparable to similar "class A" office buildings in midtown Manhattan.

                    (b) There shall be one (1) freight elevator serving the Premises and the entire Building on call on a "first come, first served" basis on Business Days from 8:00 A.M. to 4:45 P.M. (except for the Period from 12:00 noon to 1:00 P.M.), and on a reservation, "first come, first served" basis from 4:45 P.M. to 8:00 A.M. on Business Days and at any time on days other than Business Days. If Tenant shall use the freight elevators serving the Premises between 4:45 P.M. and 8:00 A.M. on Business Days or at any time on any other days, Tenant shall pay Landlord, as additional rent for such use, the standard rates then fixed by Landlord for the Building. The Overtime Period charges for use of the freight elevators as of the date of this Lease are set forth on Exhibit F.

                    (c) Landlord shall not be required to furnish any freight elevator services during the hours from 4:45 P.M. to 8:00 A.M. on Business Days and at any time on days other than Business Days unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such service is requested or by 2:00 P.M. of the preceding Business Day if such periods are to occur on a day other than a Business Day.

                    (d) Anything to the contrary appearing in the foregoing subsections (a), (b) and (c) notwithstanding:

                            (i) During and in connection with Tenant's Initial Alterations, Tenant shall have the use of the freight elevators and Tenant shall not be required to pay for such freight elevator use, or for elevator operators, loading dock workers or other Building workers in connection therewith. Provided that Tenant has made a reservation in accordance with Section 28.1 (c), and dependent upon the needs of other tenants of the Building, as well as Landlord's requirements with respect to the operation of the Building, Landlord shall use reasonable efforts to have both freight elevators available to accommodate Tenant's needs during Overtime Periods during the course of Tenant's Initial Alterations.

                            (ii) During and in connection with Tenant's initial move into the Premises, provided that Tenant shall have given Landlord at least three (3) Business Day's notice prior to the move-in date, Tenant shall have the use of both of the freight elevators and, further provided that Tenant shall take steps reasonably satisfactory to Landlord to protect the interior surfaces of the passenger elevators from any damage resulting from Tenant's use and that Tenant uses the passenger elevators solely for cartons and other "lighter" items which do not exceed the load limitations of the passenger elevator cars (such items to be subject to Landlord's reasonable direction and control), the use of two passenger elevators. Tenant shall not be required to pay for such freight elevator or passenger elevator use, or for elevator operators, loading dock workers or other Building workers in connection with Tenant's initial move into the Premises. Subject to the foregoing, provided that Tenant's move occurs during Overtime Periods, Landlord shall use reasonable efforts to have at least one freight elevator available for Tenant's exclusive use during the move-in.

            Section 28.2 Landlord, at Landlord's expense (but subject to recoupment of Tenant's Operating Share thereof pursuant to Article 27 hereof), shall furnish to trunk lines from the interior fan rooms and Building system and by means of the perimeter fan coil units of the HVAC System (for distribution by Tenant within the Premises) on a year round basis during Business Hours on Business Days HVAC service which will be sufficient for a properly designed and constructed distribution system to provide HVAC service to the Premises which shall meet the specifications set forth in Schedule B annexed hereto (assuming Tenant's due compliance with the last sentence of this Section 28.2 and the applicable Rules and Regulations with respect thereto). Landlord, throughout the Term, shall have free access to any and all mechanical installations of Landlord, including, but not limited to, air-condition, fan, ventilating and machine rooms and electrical closets; Tenant shall not construct partitions or other obstructions which may interfere with Landlord's free access thereto, or interfere with the moving of Landlord's equipment to and from the enclosures containing said installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust or touch or otherwise in any manner affect said mechanical installations. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the HVAC System is in operation and the position of the sun so required and shall at all times cooperate fully with Landlord and abide by all of the Regulations and Requirements which Landlord may prescribe for the proper functioning and protection of the HVAC System.

            Section 28.3 The Fixed Rent does not reflect or include any charge to Tenant for the furnishing of any HVAC to the Premises as provided in Section 28.1 during periods other than on Business Days during Business Hours (any period other than on Business Days during Business Hours being herein referred to as "Overtime Periods"). Accordingly, if Landlord shall furnish HVAC to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord, as additional rent for such use, the standard rates then fixed by Landlord for the Building. The rate for HVAC service to the Premises during Overtime Periods as of the date of this Lease is set forth on Exhibit F). Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such services are requested or by 2:00 P.M. of the preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant fails to give Landlord such advance notice, then, failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise.

            Section 28.4

                    (a) Landlord, at Landlord's expense (but subject to recoupment of Tenant's Operating Share thereof pursuant to Article 27 hereof), shall cause the Premises, including, at no extra cost to Tenant, the handicap-access bathrooms (one per each floor of the Premises) and the "dwyer" units referenced in Article 2 of this Lease (but not any coffee stations, appliances, dishes, cups, cutlery or similar items associated with the use of such "dwyer" units), but otherwise excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, to be cleaned in accordance with the cleaning specifications annexed hereto as Schedule C. Tenant shall pay to Landlord on demand the actual out-of-pocket costs incurred by Landlord for (a) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages, private lavatories or toilets or (iii) other special purposes requiring greater or more difficult cleaning work than office areas, and (b) cleaning services used by Tenant on days other than Business Days. Landlord, its cleaning contractor and their employees shall have access to the Premises during Overtime Periods and the use (at Tenant's expense) of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises in accordance with Landlord's obligations hereunder. Tenant, at Tenant's sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly and, in addition, whenever there shall be evidence of any infestation. Any such exterminating shall be done at Tenant's sole cost and expense, in a manner reasonably satisfactory to Landlord, and by persons reasonably approved by Landlord. If Tenant shall perform any cleaning services in addition to the services provided by Landlord as aforesaid, Tenant shall employ the cleaning contractor providing cleaning services to the Building on behalf of Landlord or such other cleaning contractor as shall be reasonably approved by Landlord. Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Landlord shall impose on all Tenants of the Building or which shall be required pursuant to any Requirements.

                    (b) Landlord shall, upon request by Tenant from time-to-time, change light bulbs and ballasts and Tenant shall pay Landlord its standard Building rates for same. Tenant shall not be obligated to obtain such services from Landlord, but may perform such services for itself or through others.

            Section 28.5 If the New York Board of Fire Underwriters or the Insurance Services Office or any Governmental Authority, department or official of the state or city government shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant's particular use or manner of use of the Premises (as opposed to mere "office" use), or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord, at Tenant's cost and expense, shall promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment.

            Section 28.6 Landlord shall provide to the Premises hot and cold water for ordinary drinking, cleaning and lavatory purposes and for the "dwyer" units referred to in Article 2 and 4.1 and a shower which might be installed by Tenant in the Premises. If Tenant consumes water for any other purpose, Landlord may install a water meter and thereby measure Tenant's water consumption for all such additional purposes. In such event (a) Tenant shall pay Landlord for the actual reasonable cost of the meter and the installation thereof and through the duration of Tenant's occupancy Tenant shall keep said meter and equipment in good working order and repair at Tenant's own cost and expense; (b) Tenant shall pay, as additional rent, the cost for water consumed as shown on said meter, at the rates payable by Landlord for such water, and on default in making such payment Landlord may pay such charges and collect the same from Tenant; and (c) Tenant shall pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the Real Property of which they are a part pursuant to any Requirement made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system. Any bill rendered by Landlord for the above shall be based upon Tenant's consumption and shall be payable by Tenant as additional rent within ten (10) days after rendition.

            Section 28.7

                    (a) Landlord reserves the right to stop service of the HVAC System or the elevator, electrical, plumbing or other Building Systems when and to the extent necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements which, in the reasonable judgment of Landlord, are necessary or desirable, until said repairs, alterations, replacements or improvements shall have been completed (which repairs, additions, alterations, replacements and improvements shall be performed with a minimum of interference with Tenant's use and occupancy of the Premises and its business operations therein). Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply HVAC, elevator, electrical, plumbing or other Building Systems when prevented by Unavoidable Delays or by any Requirement of any Governmental Authority or, except as is specifically set forth in Section 28.7(b), due to the exercise of its right to stop service as provided in this Article 28. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or, except as is specifically set forth in Section 28.7(b), entitle Tenant to any compensation or to any abatement or diminution of Rental or, under any circumstances, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

                    (b) If any one or more of the electrical, elevator, water or heat utility or service (each an "Essential Service" and collectively, the "Essential Services") to the Premises are interrupted and, as a direct and proximate result thereof, Tenant is prevented from occupying the entire Premises and conducting its usual and customary business therein in substantially the same manner in which same was conducted immediately prior to the interruption of an Essential Service and, in fact, Tenant does not occupy the entire Premises or conduct its usual and customary business therein, then the following shall apply:

                            (i) if an Essential Service was interrupted by reason of an Unavoidable Delay and same shall continue to be interrupted for a period of seven (7) consecutive Business Days after the date that both the Unavoidable Delay shall have ceased and Landlord shall no longer be prevented from restoring same by reason of an Unavoidable Delay, or

                            (ii) if an Essential Service was interrupted by reason of a cause or causes within Landlord's control and such interruption shall continue for a period of seven (7) consecutive Business Days, then, in either event, as Tenant's sole and exclusive remedy, the Rentals payable by Tenant under this Lease shall be abated one day for each day after the appropriate seven (7) consecutive Business Day period until such time as the affected Essential Service to the Premises shall have been sufficiently restored to permit Tenant to resume its occupancy of the Premises and conduct its usual and customary business therein in substantially the same manner as same was conducted immediately prior to the interruption of the Essential Service. Notwithstanding the foregoing, if the interruption of the Essential Service is due to an Unavoidable Delay and Landlord is prevented by reason of an Unavoidable Delay from restoring same, Tenant shall not be entitled to any abatement or diminution of the Rental payable hereunder, Landlord shall have no responsibility or liability for such interruption, such interruption shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

            Section 28.8 Landlord shall, at the request of Tenant and at Tenant's expense, maintain listings on the Building directory of the names of Tenant, the names of Tenant's officers or employees and the names of Tenant's three main U.S. Affiliates. Tenant shall be entitled to listings for not less than nineteen (19) names provided, however, that if the size of the Premises shall increase, the number of listings to which Tenant shall be entitled shall be equal to that proportion of the capacity of the Building directory which the aggregate number of square feet of rentable area of the Premises bears to the aggregate number of square feet of rentable area of the Building, but in no event less than nineteen (19). The listing of any name other than that of the Tenant (and as to the Building Directory, those other Persons specifically permitted by this Section 28.8), whether on the doors of the Premises, on the Building directory, or otherwise shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of the Landlord, it being expressly understood that any such other listing shall be deemed a privilege extended by Landlord revocable at will by written notice to Tenant. Notwithstanding the foregoing, Landlord shall not have the right to revoke Tenant's (as opposed to any third party's) privilege to have listings on the Building directory unless Landlord shall revoke such privilege for all other tenants of the Building.

            Section 28.9 Annexed hereto as Exhibit F and made a part hereof is a schedule of Landlord's rates, as of the date of this Lease for "extra" Building charges, including certain charges for Overtime Periods referred to in this Article 29. Landlord agrees that for a period of thirty (30) months after the Commencement Date, Landlord shall not increase such charges to Tenant in excess of the charges set forth on said Exhibit F.

            Section 28.10 The provisions of this Article 28 shall be considered express agreements governing the services to be furnished by Landlord, and Tenant agrees that any Requirements, now or hereafter in force, shall have no application in connection with any enlargement of Landlord's obligations with respect to such services.

ARTICLE 29

[RESERVEDl

ARTICLE 30

VAULT SPACE

            Section 30.1 Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.

ARTICLE 31

SECURITY DEPOSIT

            Section 31.1 Subject to Section 31.2 below, Tenant has deposited with Landlord the sum of ZERO DOLLARS ($00.00) as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease; it is agreed that in the event of an assignment of this Lease, the assignee's deposit of security as elsewhere in this Lease provided, and such assignee's default beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of Rental, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rental or any other sum as to which Tenant (the term "Tenant," as used in this Article 31, meaning only any such assignee) is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be refunded to Tenant after the date fixed as the end of the term of this Lease and after delivery of entire possession of the Premises to Landlord as provided hereunder. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be the full amount of the security deposit required at the relevant time. The security shall be deposited in an interest-bearing account in a bank selected by Landlord, and interest earned on the account (less an administrative fee allowed by law which may be retained by Landlord) shall, provided Tenant is not in default hereunder beyond the expiration of applicable notice, grace or cure periods, be paid to Tenant upon request but no more frequently than annually.

            Section 31.2 In lieu of the cash security deposit referred to in Section 31.1 above, Tenant may deliver to Landlord, and shall maintain in effect at all times during the term following delivery thereof, a clean, unconditional and irrevocable letter of credit, in substantially the form annexed hereto as Exhibit B in the amount of ZERO DOLLARS ($00.00) issued by a banking corporation ("Bank") reasonably satisfactory to Landlord and which is a member of the New York Clearing House Association or successor thereto. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and it shall be automatically renewed from year-to-year unless terminated by the Bank by notice to Landlord given not less than sixty (60) days prior to the then expiration date therefor. It is agreed that in the event Tenant defaults in respect of any of the terms, covenants or provisions of this Lease, including, but not limited to, the payment of any Rental, and such default continues beyond the applicable grace or cure period, if any, or if any letter of credit is terminated by the Bank and is not replaced within thirty (30) days prior to its expiration date that (i) Landlord shall have the right to require the Bank to make payment to Landlord of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default (or the entire proceeds if notice of termination is given as aforesaid and the letter of credit is not replaced as aforesaid), and (ii) Landlord may apply said sum so paid to it by the Bank to the extent required for the payment of any Rental or any other sum as to which Tenant is in default beyond applicable grace and cure periods or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default beyond applicable grace and cure periods in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Landlord, without thereby waiving any other rights or remedies of Landlord with respect to such default. If Landlord applies any part of the proceeds of a letter of credit, Tenant, upon demand, shall deposit with Landlord promptly the amount so applied or retained (or increase the amount of the letter of credit) so that the Landlord shall have the full deposit on hand at all times during the term of this Lease. If a letter of credit is drawn upon, any proceeds received by Landlord which are not applied to the curing of the default shall be held by Landlord subject to the provision of Section 31.1 above. If Tenant shall fully and faithfully comply with all of the terms, covenants and provisions of this Lease, any letter of credit, or any remaining portion of any sum collected by Landlord hereunder from the Bank, together with any other portion or sum held by Landlord as security shall be refunded to Tenant within thirty (30) days after the expiration date of this Lease and after delivery of the entire possession of the Premises to Landlord. Tenant shall have the right to substitute one letter of credit for another provided that at all times the letter of credit shall meet the requirements of this Section 31.2.

            Section 31.3 In the event of an assignment by Landlord of its interest under this Lease, Landlord shall have the right to transfer the security to the assignee, and Landlord shall thereupon be released by Tenant from all liability for the return of such security. In such event, Tenant agrees to look solely to the new landlord for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to a new landlord.

            Section 31.4 Tenant acknowledges that, as a condition to Landlord's consent to an assignment of this Lease as contemplated by Section 12.8(a), Landlord shall have the right to require that the assignee deposit with Landlord, in the manner contemplated by this Article 31, a security deposit in the amount of two (2) monthly installments of the Fixed Rent due and payable as of the effective date of the proposed assignment.

ARTICLE 32

CAPTIONS

            Section 32.1 The captions are inserted only as a matter of convenience and for reference and in no way define, at or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 33

PARTIES BOUND

            Section 33.1 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

ARTICLE 34

BROKER

            Section 34.1 Landlord and Tenant covenant, represent, and warrant, each to the other, that it has had no dealings or negotiations with any broker, or agent other than Cushman & Wakefield, Inc. in connection with the consummation of this Lease. Landlord and Tenant covenant and agree to indemnify, defend and hold harmless the other party from and against any and all costs, expenses (including reasonable attorneys' fees and disbursements) claims or liability for any compensation, commissions or charges claimed with respect to this Lease or the negotiation thereof, by any broker or agent other than Cushman & Wakefield, Inc. due to a breach of this representation. Landlord will pay any commissions due to Cushman & Wakefield, Inc., in connection with this Lease based upon the terms of the Agency Agreement between Cooke Properties Inc and Cushman & Wakefield, Inc.

ARTICLE 35

INDEMNITY

            Section 35.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify and save the Indemnitees harmless from and against (a) all claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Tenant, its contractors, licensees, agents, servants, employees, invitees or visitors, (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Premises, (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Tenant's contractors, licensees, agents, servants, employees, invitees or visitors, and (d) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnification of the Indemnitees from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, except (i) with respect to claims in connection with bodily injury or death, Tenant's indemnity shall be limited to the extent any insurance proceeds collectible by Landlord under policies owned by Landlord or such injured party with respect to such damage or injury are insufficient to satisfy same and (ii) with respect to claims in connection with property damage which is covered by policies of "all risk" insurance with extended coverage as set forth in Article 10 hereof.

            Section 35.2 If any claim, action or proceeding is made or brought against Landlord, which claim, action or proceeding Tenant shall be obligated to indemnify Landlord against pursuant to the terms of this Lease, then, upon demand by Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in Landlord's name, if necessary, by such attorneys as Landlord shall approve, which approval shall not be unreasonably withheld. Attorneys for Tenant's insurer are hereby deemed approved for purposes of this Section 35.2. Notwithstanding the foregoing, Landlord may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability of Three Million Dollars ($3,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Article 35 shall survive the expiration or earlier termination of this Lease.

ARTICLE 36

ADJACENT EXCAVATION-SHORING

            Section 36.1 If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant, upon reasonable advance notice, shall afford to the person causing or authorized to cause such excavation, a license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant shall continue to have access to the Premises and the Building.

ARTICLE 37

MISCELLANEOUS

            Section 37.1 This Lease is offered for signature by Tenant and it is understood  that this Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and unconditionally delivered a fully executed copy of this Lease to each other.

            Section 37.2 The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder. The partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the "Parties") shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

            Section 37.3 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, additional rent or Rental, shall constitute rent for the purposes of Section 502 (b) (7) of the Bankruptcy Code.

            Section 37.4 Tenant's liability for all items of Rental shall survive the Expiration Date.

            Section 37.5 Tenant shall reimburse Landlord as additional rent, within ten (10) days after rendition of a statement, for all expenditures made by, or damages or fines sustained or incurred by, Landlord, due to any default by Tenant under this Lease, with interest thereon at the Applicable Rate.

            Section 37.6 Neither this Lease nor a memorandum of this Lease shall be recorded.

            Section 37.7 Tenant shall not, except with the prior written consent of Landlord, use or permit to be used the words "Chrysler Building" or any combination or simulation thereof for any purpose whatsoever including, but not limited to, as or for any corporate, firm or trade name, trademark or designation or description of merchandise or services, provided, however, that nothing contained in this Section 37.7 shall restrict Tenant's use of the words "Chrysler Building" solely as part of Tenant's address or as part of an address.

            Section 37.8 This Lease contains the entire agreement between the parties, supersedes all prior understandings, if any, with respect thereto and all prior negotiations and agreements, if any, are merged herein. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and executed by both parties.

            Section 37.9 [Reserved]

            Section 37.10 Unless Landlord shall render written notice to Tenant to the contrary in accordance with the provisions of Article 26 hereof, Cushman & Wakefield, Inc. is authorized to act as Landlord's agent in connection with the performance of this Lease, including, without limitation, the receipt and delivery of any and all notices and consents in accordance with Article 26. Tenant shall direct all correspondence and requests to, and shall be entitled to rely upon correspondence received from, Cushman & Wakefield, Inc., as agent for the Landlord in accordance with Article 26. Tenant acknowledges that Cushman & Wakefield, Inc. is acting solely as agent for Landlord in connection with the foregoing, and neither Cushman & Wakefield, Inc. nor any of its direct or indirect partners, officers, shareholders, directors or employees shall have any liability to Tenant in connection with the performance of Landlord's obligations under this Lease and Tenant waives any and all claims against any such party arising out of, or in any way connected with, this Lease or the Real Property.

            Section 37.11

                    (a) All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, but, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease.

                    (b) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

            Section 37.12 Tenant, on behalf of itself and any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

ARTICLE 38

DEFINITIONS

            "Additional Space" shall have the meaning set forth in Section 41.1 hereof.

            "Additional Space Commencement Date" shall have the meaning set forth in Section 41.1 hereof.

            "Additional Space Notice" shall have the meaning set forth in Section 41.1 hereof.

            "Additional Space Sublease" shall have the meaning set forth in Section 41.5 hereof.

            "Affiliate" of a Person shall mean a Person which shall (1) Control, (2) be under the Control of, or (3) be under common Control with the Person in question.

            "Alterations" shall mean installations, improvements, additions or other physical changes (other than decorations which shall include the installation of wall coverings or floor coverings and painting) in or about the Premises.

            "Appraiser" shall have the meaning set forth in Section 40.3 hereof.

            "Applicable Rate" shall mean the lesser of (x) two (2) percentage points above the then current Base Rate, and (y) the maximum rate permitted by applicable law.

            "Assessed Valuation" shall have the meaning set forth in Section 27.1 hereof.

            "Assignment Proceeds" shall have the meaning set forth in Section 12.8 hereof.

            "Assignment Statement" shall have the meaning set forth in Section 12.8 hereof.

            "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

            "Base Amount" shall have the meaning set forth in Section 31.4 hereof.

            "Base Operating Expenses" shall have the meaning set forth in Section 27.1 hereof.

            "Base Operating Year" shall have the meaning set forth in Section 27.1 hereof.

            "Base Rate" shall mean the rate of interest publicly announced from time-to-time by The Chase Manhattan Bank, N.A., or its successor, as its "prime lending rate" (or such other term as may be used by The Chase Manhattan Bank, N.A., from time-to-time, for the rate presently referred to as its "prime lending rate").

            "Base Taxes" shall have the meaning set forth in Section 27.1 hereof.

            "Broker" shall have the meaning set forth in Article 34 hereof.

            "Building" shall mean all the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, and replacements thereof, additions thereto and substitutions therefor, known by the address of 405 Lexington Avenue, New York, New York 10174.

            "Building Systems" shall mean the mechanical, gas, electrical, sanitary heating, air conditioning, ventilating, elevator, escalator, plumbing, life-safety and other service systems of the Building.

            "Business Days" shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of New York or the Federal Government and by the labor unions servicing the Building as legal holidays.

            "Combined Property" shall mean the Real Property and Kent Property.

            "Commencement Date" shall have the meaning set forth in Section 1.1

            "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. - Northeastern N.J. Area, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant shall agree upon in writing shall be substituted for the Consumer Price Index. If Landlord and Tenant are unable to agree as to such substituted index, such matter shall be submitted to the American Arbitration Association or any successor organization for determination in accordance with the regulations and procedures thereof then obtaining for commercial arbitration.

            "Control" or "control" shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and, in either case, the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

            "Cost per Kilowatt Hour" shall mean the total cost for electricity incurred by Landlord to service the Building (including all applicable surcharges, demand charges, energy charges, fuel adjustment charges, time of day charges, taxes and other sums payable in respect thereof) divided by the total kilowatt hours purchased by Landlord.

            "Current Year" shall have the meaning set forth in Section 27.4 hereof. "Deficiency" shall have the meaning set forth in Section 17.2 hereof.

            "Electricity Additional Rent" shall have the meaning set forth in Section 13.2 hereof.

            "Electricity Fee" shall have the meaning set forth in Section 13.3 hereof.

            "Electricity Inclusion Charge" shall have the meaning set forth in Section 13.3 hereof.

            "Escalation Rent" shall mean, individually or collectively, the Tax Payment and the Operating Payment.

            "Essential Services" shall have the meaning set forth in Section 28.7 hereof.

            "Event of Default" shall have the meaning set forth in Section 16.1 hereof.

            "Expiration Date" shall mean the Fixed Expiration Date, as may be extended pursuant to Article 40 hereof, or such earlier date on which the Term shall sooner end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.

            "Existing Subtenant" shall have the meaning set forth in Section 41.5 hereof.

            "Exchange Sublease" shall have the meaning set forth in Section 41.5 hereof.

            "Fair Rental Value of Premises" shall have the meaning set forth in Section 40.3.

            "Fixed Expiration Date" shall have the meaning set forth in Section 1.1 hereof.

            "Fixed Rent" shall have the meaning set forth in Section 1.1 hereof.

            "Governmental Authority (Authorities)" shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

            "Ground Lease" shall mean that certain lease dated as of May 1, 1953, originally between The Cooper Union For the Advancement of Science and Art, as lessor, and W.P. Chrysler Building Corporation, as tenant, the lessee's interest of which is currently owned by Landlord.

            "Ground Rent" shall mean any ground rent payable by Landlord pursuant to the Ground Lease.

            "HVAC" shall mean heat, ventilation and air conditioning.

            "IHVAC Systems" shall mean the Building Systems providing HVAC.

            "Indemnitees" shall mean Landlord or Tenant, as the case may be, and its respective shareholders, officers, directors, employees, agents and contractors.

            "Initial Alterations" shall mean the Alterations to be made by Tenant to initially prepare the Premises for Tenant's occupancy including, without limitation, any Alterations in the existing restrooms in the Premises.

            "Kent Building" shall mean the building located at 666 Third Avenue, New York, New York 10017, known as the Kent Building.

            "Kent Property" shall mean the building known as the Kent Building together with the plot of land upon which it stands.

            "Labor Costs" shall mean, without limitation, the cost and expense of salaries, wages, payroll taxes and other so-called "fringe" benefits which include, without limitation, medical benefits, surgical benefits, general welfare benefits, group insurance benefits, retirement plans, pension plans, vacation pay, sick pay.

            "Landlord" on the date as of which this Lease is made, shall mean Cooke Properties Inc, a California corporation, having an office at 405 Lexington Avenue, New York, New York 10174, but thereafter, "Landlord" shall mean only the owner of the lessee's interest under the Ground Lease at the time in question.

            "Landlord's Determination" shall have the meaning set forth in Section 40.3 hereof.

            "Landlord's Preliminary Work" shall have the meaning set forth in Section 1.3 hereof.

            "Landlord's Work" shall have the meaning set forth in Section 1.3 hereof.

            "Lease" shall mean this Agreement of Lease.

            "Lessor(s)" shall mean a lessor under a Superior Lease.

            "Mortgage(s)" shall mean any trust indenture or mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitution therefor, and advances made thereunder.

            "Mortgagee(s)" mean any trustee, mortgagee or holder of a Mortgage.

            "Mutual Determination" shall have the meaning set forth in Section 40.3 hereof.

            "Non-disturbance Agreement" shall have the meaning set forth in Section 7.1 hereof.

            "Operating Expenses" shall have the meaning set forth in Section 27.1 hereof.

            "Operating Payment" shall have the meaning set forth in Section 27.4 hereof.

            "Operating Year" shall have the meaning set forth in Section 27.1 hereof.

            "Operation of the Combined Property" shall mean the maintenance, repair and management of the Combined Property and the plazas, curbs, sidewalk and areas adjacent thereto.

            "Option Tenant" shall have the meaning set forth in Section 41.4 hereof.

            "Overtime Periods" shall have the meaning set forth in Section 28.3 hereof.

            "Parties" shall have the meaning set forth in Section 37.2 hereof.

            "Person(s) or person(s)" shall mean any natural person or persons, a partnership, a corporation and any other type of legal entity.

            "Premises" shall mean, subject to the provisions of Section 14.4 hereof, the entire rentable area on the nineteenth (19th) floor and the twentieth (20th) floor of the Building, as denoted on the floor plan attached hereto and made a part hereof as Exhibit "A".

            "Real Property" shall mean the Building, together with the plot of land upon which it stands.

            "Recapture Space" shall have the meaning set forth in Section 41.5 hereof.

            "Recapture Sublease" shall have the meaning set forth in Section 41.5 hereof.

            "Renewal Notice" shall have the meaning set forth in Section 40.1 hereof.

            "Renewal Option" shall have the meaning set forth in Section 40.1 hereof.

            "Renewal Term" shall have the meaning set forth in Section 40.1 hereof.

            "Rent Commencement Date" shall have the meaning set forth in Section 1.1 hereof.

            "Rent Notice" shall have the meaning set forth in Section 40.3 hereof.

            "Rent Per Square Foot" shall have the meaning set forth in Section 12.7 hereof.

            "Rental" shall mean and be deemed to include Fixed Rent, Escalation Rent, all additional rent and any other sums payable by Tenant hereunder.

            "Requirements" shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Real Property.

            "Rules and Regulations" shall mean the rules and regulations annexed hereto and made a part hereof as Schedule A, and such other and further rules and regulations and modifications thereto as Landlord may from time-to-time adopt for general applicability to tenants of the Building and communicate on reasonable notice to tenants.

            "Second Additional Space" shall have the meaning set forth in Section 41.4 hereof.

            "Space Factor" shall mean forty one thousand (41,000) square feet, as the same may be increased or decreased pursuant to the terms hereof.

            "Specialty Alterations" shall mean Alterations consisting of kitchens, raised computer floors, computer installations, vaults, libraries, internal staircases, dumbwaiters, and other Alterations of a similar character.

"Sublease Expenses" shall have the meaning set forth in Section 12.7 hereof.

            "Sublease Profit" shall have the meaning set forth in Section 12.7 hereof.

            "Sublease Rent" shall have the meaning set forth in Section 12.7 hereof.

            "Sublease Rent Per Square Foot" shall have the meaning set forth in Section 12.7 hereof.

            "Superior Lease(s)" shall mean the Ground Lease and all ground or underlying leases of the Real Property or the Building heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments and modifications thereof.

            "Taxes" shall have the meaning set forth in Section 27.1 hereof.

            "Tax Payment" shall have the meaning set forth in Section 27.2 hereof.

            "Tax Statement" shall have the meaning set forth in Section 27.1 hereof.

            "Tax Year" shall have the meaning set forth in Section 27.1 hereof.

            "Tenant" on the date as of which this Lease is made, shall mean Minerals Technologies, Inc., a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017, but thereafter "Tenant" shall mean only the tenant under this Lease at the time in question.

            "Tenant's Acceptance Notice" shall have the meaning set forth in Section 41.1 hereof.

            "Tenant's Delay" shall have the meaning set forth in Section 1.5 hereof.

            "Tenant's Determination" shall have the meaning set forth in Section 40.3 hereof.

            "Tenant Fund" shall have the meaning set forth in Section 3.4 hereof.

            "Tenant Statement" shall have the meaning set forth in Section 12.6 hereof.

            "Tenant's Operating Share" shall mean three percent (3%), as the same may be increased or decreased pursuant to the terms hereof.

            "Tenant's Property" shall mean Tenant's movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings, decorations and other items of personal property.

            "Tenant's Tax Share" shall mean four and thirty-seven one hundredths percent (4.37%), as the same may be increased or decreased pursuant to the terms hereof.

            "Tentative Monthly Escalation Charge" shall have the meaning set forth in Section 27.4 hereof.

            "Term" shall mean a term which shall commence on the Commencement Date and shall expire on the Expiration Date.

            "Unavoidable Delays" shall have the meaning set forth in Article 25 hereof.

ARTICLE 39

CONSTRUCTION OF TERMS

            Section 39.1 The terms include, including, and such as shall each be construed as if followed by the phrase "without being limited to".

            Section 39.2 The term obligations of this Lease, and words of like import, shall mean the covenants to pay rent and additional rent under this Lease and all of the other covenants and conditions contained in this Lease. Any provision in this Lease that one party or the other or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be.

            Section 39.3 The term Tenant's obligations hereunder, and words of like import, and the term Landlord's obligations hereunder, and words of like import, shall mean the obligations of this Lease which are to be performed or observed by Tenant, or by Landlord, as the case may be. Reference to performance of either party's obligations under this Lease shall be construed as "performance and observance".

            Section 39.4 Reference to Landlord as having no liability to Tenant or being without liability to Tenant shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises.

            Section 39.5 The term repair shall be deemed to include restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.

            Section 39.6 Reference to termination of this Lease includes expiration or earlier termination of the Term or cancellation of this Lease pursuant to any of the provisions of this Lease or to law. Upon a termination or expiration of this Lease, the Term and estate granted by this Lease shall end at noon of such date of termination or expiration and neither party shall have any further obligation or liability to the other after such termination (i) except as shall be expressly provided for in this Lease, or (ii) except for such obligation as by its nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this Lease, any liability for a payment which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this Lease.

            Section 39.7 Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

            Section 39.8 The rule of ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

ARTICLE 40

OPTION TO RENEW

            Section 40.1 Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for one (1) additional period of five (5) years (the "Renewal Term"), which Renewal Term shall commence on the date immediately succeeding the Fixed Expiration Date and end on the fifth (5th) anniversary of the Fixed Expiration Date, provided that on the date Tenant gives Landlord written notice (the "Renewal Notice") of Tenant's election to exercise the Renewal Option and on the first day of the Renewal Term (a) this Lease shall be in full force and effect, (b) no Event of Default shall have occurred and be continuing (including on the Fixed Expiration Date), and (c) Tenant shall itself occupy and be conducting business in at least seventy-five percent (75%) of the Premises. Such Renewal Option may be exercised with respect to the entire Premises only and shall be exercisable by Tenant delivering the Renewal Notice to Landlord at least one (1) year prior to the Fixed Expiration Date. Time is of the essence with respect to the giving of the Renewal Notice whether or not Landlord shall have taken any action in reliance upon Tenant's failure to deliver said Renewal Notice. Upon the giving of the Renewal Notice, Tenant shall have no further right or option to extend or renew the Term.

            Section 40.2 If Tenant exercises the Renewal Option, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Lease, except that (a) the Fixed Rent shall be deemed to mean the Fixed Rent as determined pursuant to Section 40.3 hereof, (b) the provisions of Section 40.1 relative to Tenant's right to renew the Term of this Lease shall not be applicable during the Renewal Tern, and the provisions of Sections 1.2, 1.3, 1.4 and 3.4 shall not be applicable to the Renewal Tern.

            Section 40.3 For the Renewal Term, the Fixed Rent shall be determined as follows:

                    (a) The Fixed Rent for the Premises for the Renewal Term shall be an amount equal to ninety-five percent (95%) of the annual fair rental value of the Premises (the "Fair Rental Value of the Premises") as of the first day of the Renewal Term. The Fair Rental Value of the Premises shall be determined on the basis of the highest and best use of the Premises as offices assuming that the Premises are free and clear of all leases and tenancies (including this Lease), that the Premises are available in the then rental market for comparable first class office buildings in midtown Manhattan, that Landlord has had a reasonable time to locate a tenant willing to enter into a lease for the Premises, that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors concerning the Premises and the rental market at the time (but without the requirement that the same be specifically identified or enumerated in the determination) including without limitation:

                            (i) the fact that (x) the Base Taxes shall be the Taxes payable for the second half of the Tax Year commencing July 1, 2009 and ending June 30, 2010 (i.e. January 1, 2010 - June 30, 2010) and the first half of the Tax Year commencing July 1, 2010 and ending June 30, 2011 (i.e. July 1, 2010 - Dec. 31, 2010) for the purpose of calculating Tenant's Tax Payment, and (y) the Base Operating Year shall be the calendar year 2010 for the purpose of calculating Tenant's Operating Expense Payment, both of which payments shall continue to be made during the Renewal Term;

                            (ii) the fact that as of the first day of the Renewal Tern, Tenant shall not be required to pay, the Escalation Rent presently provided for under this Lease, or other escalation payments which Landlord is then charging tenants under other leases or offers for leases in the Building or such other escalation payments which other landlords are then charging tenants under leases or offers for leases in other office buildings which are similar in character or location to the Building;

                            (iii) the fact that Tenant shall have no further right to renew this Lease; and

                            (iv) the fact that Landlord is obligated to pay a brokerage commission with respect to the Renewal Term to Cushman & Wakefield, Inc., based upon the terms of the Agency Agreement between Cooke Properties Inc and Cushman & Wakefield, Inc.

                    (b) For purposes of determining the Fair Rental Value of the Premises, the following procedure shall apply:

                            (i) Landlord and Tenant shall each contemporaneously deliver to the other, at Landlord's office, a written notice (each a "Rent Notice"), on a date mutually to be agreed upon, but in no event later than one hundred eighty (180) days prior to the Fixed Expiration Date, and if no date is mutually agreed upon, then on the one hundred eightieth (180th) day prior to the Fixed Expiration Date, which Rent Notice shall set forth each of their respective determinations of the Fair Rental Value of the Premises (Landlord's determination of the Fair Rental Value of the Premises is referred to as "Landlord's Determination" and Tenant's determination of the Fair Rental Value of the Premises is referred to as "Tenant's Determination").

                            (ii) If Landlord's Determination and Tenant's Determination are not equal, Landlord and Tenant shall attempt to agree upon the Fair Rental Value of the Premises. If Landlord and Tenant shall mutually agree upon the determination (the "Mutual Determination") of the Fair Rental Value of the Premises their determination shall be the Fixed Rent for the Renewal Term, and shall be final and binding upon the parties. If Landlord and Tenant shall be unable to reach a Mutual Determination within ten (10) Business Days after delivery of the respective Determinations to each party, Landlord and Tenant shall jointly select an independent real estate broker, consultant or appraiser (the "Appraiser") whose fee shall be borne equally by Landlord and Tenant and whose determination shall be binding on both. The Appraiser appointed pursuant to this Article shall be an independent real estate appraiser, broker or consultant with at least ten (10) years' experience in leasing and valuation of properties which are similar in character to the Building, and a member of either the American Institute of Appraisers, the National Association of Real Estate Boards, or the Society of Real Estate Appraisers. If Landlord and Tenant shall be unable to jointly agree on the designation of the Appraiser within five (5) Business Days after they are requested to do so by either party, then the parties agree to allow the president of the Real Estate Board of New York, Inc., or any successor organization serving a similar function, to designate the Appraiser and have the Appraiser determine the Fair Rental Value of the Premises in accordance with the provisions of this Lease, such determination to be conducted pursuant to the rules, regulations and/or procedures then obtaining of the American Arbitration Association or any successor organization. Each party shall have the right to submit the matter to the president of the Real Estate Board of New York, Inc. for designation of the Appraiser and a determination of the Fair Rental Value of the Premises, which determination shall be binding on the parties.

                            (iii) The Appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within thirty (30) days after the date of designation of the Appraiser, choose either Landlord's or Tenant's Determination or make a determination of the Fair Rental Value of the Premises which determination shall be an amount between Landlord's Determination or Tenant's Determination, and such choice by the Appraiser shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration or appraisal under this Article. The Appraiser shall not have the power to add to, modify or change any of the provisions of this Lease.

                    (c) After a determination has been made of the Fair Rental Value of the Premises for the Renewal Term, the parties shall execute and deliver to each other an instrument setting forth the Fixed Rent for the Renewal Term as hereinabove determined.

                    (d) If the final determination of the Fair Rental Value of the Premises shall not be made on or before the first day of the Renewal Term in accordance with the provisions of this Article, pending, such final determination Tenant shall continue to pay, as the Fixed Rent for such Renewal Term, an amount equal to the Fixed Rent then payable by Tenant as of the Fixed Expiration Date. If, based upon the final determination of the Fair Rental Value of the Premises pursuant to this Article 40, the payments made by Tenant on account of the Fixed Rent for such portion of the Renewal Term were greater or lower than the Fixed Rent determined to be payable for the Renewal Term, the amount of any overpayment shall be automatically credited against the next succeeding installment(s) of Fixed Rent thereafter becoming due or the amount of any underpayment shall become due and payable with the next succeeding installment of Fixed Rent thereafter becoming due.

ARTICLE 41

ADDITIONAL SPACE OPTION

            Section 41.1

                    (a) Provided that (i) Minerals Technologies, Inc. is the Tenant, (ii) Tenant shall itself then occupy and shall be conducting its business in at least seventy-five (75%) of the Premises, and (iii) no Event of Default shall have occurred and then be continuing hereunder, subject to Section 41.4, during the original term of this Lease only (and not during the Renewal Term), if all or any part of the space on the 21st floor of the Building, which is shown on the floor plan of the 21st floor of the Building annexed hereto as Exhibit G and denoted thereon as the "Additional Space" (and, for the purposes of this Article 41, the term "Additional Space" shall mean the entire Additional Space or such portions of the Additional Space as may, from time-to-time during the original term of the Lease become vacant and available for occupancy as contemplated by this Article 41), becomes vacant and available for occupancy, then prior to entering into a lease for such Additional Space with any other Person, Landlord shall give to Tenant a notice ("Additional Space Notice") that the Additional Space is available for leasing by Tenant on the same terms and conditions as set forth in this Lease, except as otherwise provided in this Article 41.

                    (b) Landlord's Additional Space Notice shall set forth the date upon which the Additional Space is expected to be available for occupancy by Tenant ("Additional Space Commencement Date") and a recalculation of Tenant's Operating Share and Tenant's Tax Share based upon the addition of the Additional Space to the Premises (the Base Operating Year, Base Operating Expenses and Base taxes with respect to the Additional Space being as set forth in Article 27 of this Lease). Tenant shall have the right to inspect the Additional Space upon receipt of the Additional Space Notice. If Tenant desires to lease all, but not less than all, of the Additional Space to which Landlord's Additional Space Notice shall apply, Tenant shall notify Landlord in writing to that effect ("Tenant's Acceptance Notice") within five (5) Business Days after Tenant receives Landlord's Additional Space Notice. Time shall be of the essence with respect to Tenant's delivery of Tenant's Acceptance Notice to Landlord. Under no circumstances shall Tenant have the right to lease less then all of the Additional Space to which Landlord's Additional Space Notice shall apply.

                    (c) If Tenant elects to lease the Additional Space, as of the Additional Space Commencement Date, (i) the Additional Space shall be added to and be deemed to be part of the Premises for all purposes of this Lease, except as otherwise set forth in this Article 41, (ii) the Fixed Rent under the Lease shall be increased by an amount equal to the Fixed Rent for the Additional Space as determined pursuant to Section 41.3 hereof, (iii) the Fixed Rent under the Lease as increased by the operation of this Article 41 shall be payable commencing on the Additional Space Commencement Date and within five (5) Business Days thereafter, Tenant shall pay to Landlord the difference between the Fixed Rent payable prior to the Additional Space Commencement Date and the Fixed Rent payable commencing as of the Additional Space Commencement Date, (iv) the Additional Space shall be delivered to and accepted by Tenant in its then "as-is" condition. Tenant expressly acknowledges and agrees that Landlord shall not be obligated to perform any work or to furnish any installations, facilities, material or other items to the Additional Space, any and all such work, installations, facilities and materials necessary or desirable to prepare the Additional Space for Tenant's occupancy shall be Tenant's sole responsibility, and that Tenant shall not be entitled to any credit or abatement against the Fixed Rent with respect to the Additional Space.

                    (d) If Tenant shall fail to give to Landlord Tenant's Acceptance Notice within the ten (10) Business Day period, time being of the essence, or if Tenant shall notify Landlord within such ten (10) Business Day period that it elects not to lease such Additional Space, then, in either event, Tenant shall have no further rights hereunder with respect to such Additional Space, Landlord shall have the right to lease such Additional Space on any terms and conditions that Landlord, in its sole discretion, shall determine, without any limitation or restriction whatsoever, and Tenant's option with respect to such Additional Space shall be null, void and of no further force or effect.

            Section 41.2 If an Additional Space Notice provided by Landlord shall apply to less than all of the Additional Space, the provisions of Section 41.1 shall, in the first instance,

be applicable only to that portion of the Additional Space which is the subject of Landlord's Additional Space Notice and Tenant's rights with respect to the balance of the Additional Space shall continue in accordance with the provisions of Section 41.1.

            Section 41.3 The Fixed Rent for any Additional Space added to the Premises as set forth in Section 41.1 shall be an amount equal to the annual fair rental value of the Additional Space (which shall be determined in the same manner as the "Fair Rental Value of the Premises" is determined pursuant to Article 40 of this Lease. Once the Fixed Rent for the Additional Space shall be determined, it shall be deemed part of the Fixed Rent of the Premises for all purposes of the Lease and shall increase from time-to-time throughout the term of the Lease as if the Additional Space were originally part of the Premises. If the determination of the fair rental value of the Additional Premises shall not be made on or before the Additional Space Commencement Date, pending such determination, Tenant shall pay an amount equal to the Fixed Rent equal to the product of (a) the Fixed Rent payable with respect to the Premises on the date Tenant delivers Tenant's Acceptance Notice, divided by the square footage comprising the Premises on the date that Tenant delivers Tenant's Acceptance Notice and (b) the square footage comprising the Additional Space which is subject to Tenant's Acceptance Notice. If, based upon the final determination of the annual fair rental value of the Additional Space pursuant to this Section 41.3, the payments made by Tenant on account of Fixed Rent for the period after the Additional Space Commencement Date were greater or lower than the Fixed Rent determined to be payable for such period, the amount of any overpayment shall be automatically credited against the next succeeding installment(s) of Fixed Rent thereafter becoming due hereunder and the amount of any underpayment shall become due and payable with the next succeeding installment of Fixed Rent thereafter becoming due.

            Section 41.4 The portion of the Additional Space which is cross-hatched on Exhibit G and denoted thereon as the "Second Additional Space" is subject to a first right and option in favor of the current tenant on the 21st floor (the "Option Tenant") whose premises are denoted on Exhibit G as the "Option Tenant". If and only to the extent that the Option Tenant does not exercise its right and option with respect to the Second Additional Space, the Second Additional Space shall, as and when same shall become vacant and available for occupancy, be deemed part of the Additional Space and shall then be subject to the provisions of this Article 41.

            Section 41.5

                    (a) Notwithstanding the provisions of Article 12 or any other provision of this Lease to the contrary, Tenant shall not, and shall not have the right, to sublet any portion of the Additional Space, except as may be specifically set forth in this Section 41.5.

                    (b) Notwithstanding the provisions of Section 41.5(c), Tenant shall be permitted to sublease any portion of the Additional Space to a then subtenant of a portion of the

19th or 20th floors of the Premises ("Existing Subtenant") pursuant to an existing sublease (made in compliance with Article 12) between Tenant and such Existing Subtenant solely to accomplish an exchange of space with the Existing Subtenant, immediately after which exchange Tenant shall itself occupy the space previously occupied by the Existing Subtenant (such sublease with the Exchange Subtenant being herein referred to as an "Exchange Sublease"). If Tenant desires to enter into an Exchange Sublease, Tenant shall give to Landlord not less than fifteen (15) Business days prior written notice of its intention to effect such Exchange Sublease, which notice shall be accompanied by a copy of the proposed Exchange Sublease and any other documents or instruments which will impact upon, implement or otherwise affect the Exchange Sublease. Each Exchange Sublease shall comply with the provisions of clauses (v) and (viii) of Section 12.6(a) and shall in all respects be made and entered into in compliance with the provisions Section 12.6(a) (other than clause (iv) thereof) and Section 12.7 of this Lease.

                    (c) Except for an Exchange Sublease or Recapture Sublease (as hereinafter defined), any sublease of all or any portion of the Additional Space ("Additional Space Sublease") shall be subject to, and shall be made solely in compliance with, the provisions of Sections 12.1, 12.2, 12.6(a) and 12.7 and, in addition thereto, the provisions of this Section 41.5(c). The provisions of Section 12.6(b) shall not be applicable to any Additional Space Sublease and, in lieu thereof, the following shall apply (but not in the case of an Exchange Sublease for which the provisions of Section 41.5(b) shall apply):

                            (i) At least fifteen (15) Business Days prior to the effective date of Additional Space Sublease, Tenant shall submit to Landlord a Tenant Statement complying with the requirements of Section 12.6(b). Landlord shall have the right, exercisable within fifteen (15) Business Days after Landlord's receipt of the Tenant Statement, to sublet (in its own name or that of its designee) that portion of the Additional Space intended to be sublet by Tenant as provided in the Tenant Statement ("Recapture Space") from Tenant on the terms and conditions set forth in the Tenant Statement, subject to the further provisions of this Section 41.5(c). Landlord shall respond in writing to Tenant's request within fifteen (15) Business Days after Landlord's receipt of the Tenant Statement, advising whether Landlord intends to exercise its "recapture" rights pursuant to this Section 41.5(c) or of Landlord's consent to or disapproval of the proposed Additional Space Sublease pursuant to the Tenant Statement. If Landlord shall fail to notify Tenant within said fifteen (15) Business Day period of Landlord's intention to exercise its rights pursuant to this Section 41.5(c) or of Landlord's consent to or disapproval of the proposed Additional Space Sublease pursuant to the Tenant Statement, Tenant shall have the right to sublease that portion of the Additional Space to such proposed subtenant on the same terms and conditions set forth in the Tenant Statement, subject to the terms and conditions of this Lease, including, without limitation, those in Section 12.6(a) and Section 4.7. If Tenant shall not enter into such Additional Space Sublease within sixty (60) days after the delivery of the Tenant Statement to Landlord, then the provisions of Section 12.1 of this Lease and this Section 41.5(c) shall again be applicable to any other proposed Additional Space Sublease. If Tenant shall enter into such Additional Space Sublease within said sixty (60) day period, as aforesaid, Tenant shall deliver a true, complete and fully executed counterpart of such Additional Space Sublease to Landlord within five (5) days after execution thereof.

                            (ii) If Landlord exercises its option to sublet the Recapture Space, such sublease to Landlord or its designee as subtenant (each, a "Recapture Sublease") shall:

                                    (1) be at a rental equal to the lesser of (A) the sublease rent set forth in the Tenant Statement and (B) the Fixed Rent and Escalation Rent then payable pursuant to this Lease, and otherwise be upon the same terms and conditions as those contained in this Lease (as modified by the Tenant Statement), except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this clause (ii);

                                    (2) give the subtenant the unqualified and unrestricted right,  without Tenant's permission, to assign such sublease and to further sublet the Recapture Space or any part thereof and to make any and all changes, alterations, and improvements in the Recapture Space;

                                    (3) provide in substance that any such changes, alterations, and improvements made in the Recapture Space by Landlord or its subtenant in connection with the Recapture Sublease may be removed, in whole or in part, prior to or upon the expiration or other termination of the Recapture Sublease provided that any material damage and injury caused thereby shall be repaired by Landlord or such subtenant;

                                    (4) provide that (A) the parties to such Recapture Sublease expressly negate any intention that any estate created under such Recapture Sublease be merged with any other estate held by either of said parties, (B) prior to the commencement of the term of the Recapture Sublease, Tenant, at its sole cost and expense (unless the Tenant Statement provides otherwise), shall make such alterations as may be required or reasonably deemed necessary by the subtenant to physically separate the Recapture Space, if such Space constitutes a portion of the Additional Space, from the balance of the Additional Space and to provide appropriate means of ingress to and egress thereto and to the public portions of the balance of the floor such as toilets, janitor's closets, telephone and electrical closets, fire stairs, elevator lobbies, etc., and (C) at the expiration of the term of such Recapture Sublease, Tenant shall accept the Recapture Space in its then existing condition, broom clean; and

                                    (5) provide that the subtenant or occupant may use and occupy the Recapture Space for any lawful purpose (without regard to any limitation set forth in the Tenant Statement).

                            (iii) Performance by Landlord, or its designee, under a Recapture Sublease shall be deemed performance by Tenant of any similar obligation under this Lease, and Tenant shall not be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under the Recapture Sublease or is occasioned by or arises from any act or omission of any occupant under the Recapture Sublease.

                            (iv) If Landlord is unable to give Tenant possession of the Recapture Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any tenant or other occupant, then (1) Landlord shall continue to pay all charges previously payable, and comply with all other obligations, under the Recapture Sublease until the date upon which Landlord shall give Tenant possession of the Recapture Space free of occupancies, (2) neither the Expiration Date nor the validity of this Lease shall be affected, (3) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages from Landlord which may result from the failure of Landlord to deliver possession of the Recapture Space at the end of the term of the Recapture Sublease, and (4) Landlord, at Landlord's expense, shall use its reasonable efforts to deliver possession of the Recapture Space to Tenant and in connection therewith, if necessary, shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of the Recapture Space.

                            (v) Notwithstanding the foregoing provisions of this Section 41.5(c), if the proposed Additional Space Sublease is for a term which is equal to substantially the balance of the Term of this Lease, Landlord shall have the right to recapture the Recapture Space from Tenant by notice given within the time period set forth in subsection 41.5(c)(i) in which event, from and after the effective date of such notice, Tenant shall surrender the Recapture Space to Landlord in the manner required by this Lease and, thereupon, the Recapture Space shall no longer be a part of the Premises and Fixed Rent and additional rent payable hereunder shall be adjusted accordingly.

            Section 41.6

                    (a) If Landlord is unable to give possession to Tenant of all or any portion of the Additional Space on the date set forth in Landlord's Additional Space Notice as the Additional Space Commencement Date because of the holding over or retention of possession of any tenant or occupant thereof, Landlord shall not be subject to any liability for such failure, the validity of this Lease shall not be impaired under such circumstances and such failure shall not be construed to extend the term of this Lease. Without limiting the generality of the foregoing, Tenant waives the right to recover any damages which may result from the failure of Landlord to deliver possession of the Additional Space and agrees that the provisions of this Section 41.6 shall constitute "an express provision to the contrary" within the meaning of Section 223(a) of the New York Real Property Law and the Additional Space Commencement Date shall be postponed until five (5) Business Days after Landlord shall give Tenant notice that such Additional Space is vacant and available to Tenant's occupancy.

                    (b) If Landlord is unable to deliver possession of any Additional Space to Tenant within six (6) months after the date set forth in Landlord's Additional Space Notice as the Additional Space Commencement Date, Tenant, by notice to Landlord given within ten (10) Business Days after the expiration of said six (6) month period, may terminate its lease for such

Additional Space. Time shall be of the essence with respect to Tenant's right to terminate its lease of such Additional Space. If Tenant shall elect in a timely manner to so terminate its lease of such Additional Space as aforesaid, then, as Tenant's sole remedy, Tenant's Acceptance Notice shall be deemed rescinded immediately, and in such event, Landlord and Tenant shall be released and discharged of all rights, liabilities and obligations with respect to such Additional Space and Tenant shall have no further right to lease such Additional Space pursuant to this Article 41. If Tenant shall fail to timely terminate its lease to such Additional Space, Tenant shall be deemed to have waived its right to do so and said Additional Space shall be delivered to Tenant and added to the Premises in accordance with the terms and conditions of this Article 41.

            Section 41.7 In addition to such other provisions of this Lease as are specifically made inapplicable to the Additional Space, the following provisions of this Lease shall not be applicable to the Additional Space: Section 1.2, 1.3, 1.4 and 3.4.

            IN WITNESS WHEREOF, Landlord and Tenant have each executed and delivered this Lease as of the day and year first above written.

COOKE PROPERTIES INC.

By:  /s/Michael R. Dillow
Name:    Michael R. Dillow
Title:      Vice President

MINERALS TECHNOLOGIES INC.

By: /s/Howard R. Crabtree
Name:    Howard R. Crabtree
Title:       Vice President